Exhibit 10.1

EXECUTION VERSION

TERM FACILITY CREDIT AND GUARANTY
AGREEMENT

Dated as of May 29, 2009

Among

CAPMARK FINANCIAL GROUP INC.,
as Borrower

and

THE GUARANTORS PARTY HERETO,

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

and

CITIBANK, N.A.,
as Collateral Agent

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.,

and

J.P. MORGAN SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Certain Defined Terms	1
Section 1.02	Computation of Time Periods	26
Section 1.03	Accounting Terms and Financial Determinations	26
Section 1.04	Terms Generally	26

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01	Conditions Precedent to the Closing Date and the Borrowing	40
Section 3.02	Determinations Under Section 3.01	43

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Loan Parties	43

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01	Affirmative Covenants	47
Section 5.02	Negative Covenants	51
Section 5.03	Reporting Requirements	59
Section 5.04	Financial Covenants	63

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	63

ARTICLE VII

THE AGENTS

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01	Subsidiary Guaranty	73

ARTICLE IX

MISCELLANEOUS

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Affiliated Transactions
Schedule III	-	Agreements with Negative Pledge Clauses
Schedule 1.01(a)	-	Disclosed Matters
Schedule 1.01(b)	-	Surviving Debt
Schedule 1.01(c)	-	Permitted Foreign Banks
Schedule 1.01(d)	-	Excluded Mortgage Loan Assets
Schedule 4.01(j)	-	Disclosures
Schedule 4.01(n)	-	Environmental Matters
Schedule 4.01(w)	-	Mortgage Loan Assets
Schedule 5.01(l)	-	Hedging Program
Schedule 5.01(m)	-	Post-Closing Obligations
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(e)	-	Existing Investments

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Operating Expense Rationalization Plan
Exhibit G	-	Form of Thirteen-Week Forecast
Exhibit H	-	Form of Monthly Asset and Run Rate Operating Expense Report
Exhibit I	-	Form of Opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties
Exhibit J	-	Form of Amendment to Existing Credit Agreement
Exhibit K	-	Form of Amendment to Existing Bridge Loan Agreement
Exhibit L	-	Form of Mortgage Loan Asset Summary
Exhibit M	-	Form of Three-Year Business Plan

TERM FACILITY CREDIT AND GUARANTY AGREEMENT

TERM FACILITY CREDIT AND GUARANTY AGREEMENT (this “Agreement”) dated as of May 29, 2009 among CAPMARK FINANCIAL GROUP INC., a Nevada corporation (the “Borrower”), and each of the direct and indirect subsidiaries of the Borrower signatory hereto (each, a “Guarantor”, and, collectively, together with any person that becomes a Guarantor hereunder pursuant to Section 8.05, the “Guarantors”), the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and collectively with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 9.07, the “Lenders”), CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders and the other Secured Parties (each as hereinafter defined), CITIBANK, N.A. (“Citibank”), as collateral agent (or any successor appointed pursuant to Article VII, the “Collateral Agent”) for the Lenders and the other Secured Parties, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and J.P. MORGAN SECURITIES, INC. (“JPMSI”), as joint lead arrangers and joint bookrunners (the “Lead Arrangers”) and JPMORGAN CHASE BANK, N.A., as syndication agent (the “Syndication Agent”).

PRELIMINARY STATEMENTS

(1)           The Borrower and its Subsidiaries intend to refinance certain Debt under the Existing Credit Agreement and the Existing Bridge Loan Agreement and to pay transaction fees and expenses in connection therewith, through the entering into of the Term Facility described herein.

(2)           In furtherance of the foregoing, the Borrower has requested that the Lenders provide a term credit facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“2010 Notes” means the Borrower’s Floating Rate Senior Notes due 2010.

“2012 Notes” means the Borrower’s 5.875% Senior Notes due 2012.

“2017 Notes” means the Borrower’s 6.300% Senior Notes due 2017.

“Activities” has the meaning specified in Section 7.08.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. and identified to the Borrower and the Lenders from time to time.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 9.02(c).

“Agent-Related Persons” means, the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Agents and Affiliates.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arrangers and, for purposes of Article VII, each member of the Lender Committee.

“Agents Group” has the meaning specified in Section 7.08.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party or Subsidiary was the sole “Affected Party,”; (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds or, as applicable, is less than (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.  For the avoidance of doubt, the foregoing definition of “Agreement Value” does not affect the rights and obligations of any such Loan Party or such Subsidiary, on one hand, and such counterparty, on the other hand, under any such Hedge Agreement, including without limitation as to the calculation of any amount pursuant to section 6 of a Master Agreement as such section has been amended or supplemented by a schedule to such Master Agreement.

“Applicable Adjustment Percentage” means (a) for the first Fiscal Quarter ending after a Servicing Business Disposition, 95%, (b) for the second Fiscal Quarter ending after a Servicing Business Disposition, 90%, (c) for the third Fiscal Quarter ending after a Servicing Business Disposition, 85% and (d) for each Fiscal Quarter ending thereafter, 80%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 2.50% per annum in the case of Eurodollar Rate Advances and 1.50% per annum in the case of Base Rate Advances.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

“Bankruptcy Remote Special Purpose Entity” means (i) a Person that satisfies each of the following criteria:  (a) such Person is an entity that is consolidated for accounting purposes with the Borrower and designed to make remote the possibility that it would enter into bankruptcy or other receivership; (b) all or substantially all of such Person’s assets consist of Receivables or securities backed by Receivables plus any rights or other assets (including cash reserves) designed to assure the servicing or timely distribution of proceeds to the holders of its obligations; and (c) Receivables or securities backed by Receivables owned by such Person satisfy the legal isolation criteria set forth in paragraph 9(a) of Statement of Financial Accounting Standards No. 140 (“FAS 140”) (in relation to the Borrower and any Subsidiary that is not a Bankruptcy Remote Special Purpose Entity) or (ii) any Subsidiary formed as a “successor borrower” in connection with any loan defeasance activities that satisfies the legal isolation requirements of FAS 140.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time that for any day shall be equal to the highest of:

(a)           the rate of interest for such day announced publicly by Citibank, N.A., in New York, New York, as Citibank, N.A.’s base rate (which the Borrower acknowledges and agrees is announced by such bank and used by the Administrative Agent for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Administrative Agent);

(b)           the Federal Funds Rate in effect on such day plus 0.5% per annum; and

(c)           the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower and specified in writing to the Administrative Agent from time to time.

“Borrowing” means the borrowing of the Advances made by the Lenders to be made on the Closing Date.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked deposit account or joint deposit/securities account of the Borrower at Citibank, N.A. or an account in the name of the Collateral Agent, into which proceeds of the Collateral is to be deposited in accordance with Section 2.05(c), which such account shall be (a) under the sole dominion and control of the Collateral Agent (including the exclusive right of withdrawal), (b) subject to an agreement in form and substance reasonably satisfactory to the Collateral Agent, between the Borrower and the Collateral Agent, providing for the exclusive collection and control by the Collateral Agent of all deposits, balances and entitlements held in or credited to such account and (c) otherwise established in a manner reasonably satisfactory to the Collateral Agent.

“Cash Equivalents” means any of the following:

(a)           securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof and having maturities of not more than 12 months after the date of acquisition;

(b)           time deposits or certificates of deposit of (i) any bank of recognized standing having capital and surplus in excess of $5,000,000,000 or whose commercial paper rating is at least A-1 by S&P and P-1 by Moody’s and (ii) in the case of any Foreign Subsidiary of the Borrower, the banks listed on Schedule 1.01(c) or any other bank approved by the Administrative Agent in its sole discretion (it being understood that the Administrative Agent may revoke its approval of any such bank at any time for purposes of this clause (b), provided that any time deposits or certificates of deposits of such bank acquired by the Borrower or any of its Subsidiaries prior to such revocation shall continue to constitute Cash Equivalents for purposes of this Agreement), in each case having maturities of not more than six months after the date of acquisition;

(c)           commercial paper rated at least A-1 by S&P and P-1 by Moody’s and having maturities of not more than six months after the date of acquisition;

(d)           direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States (including any agency or instrumentality thereof) the long-term debt of which is rated A-3 or higher by Moody’s and A- or higher by S&P (or rated the equivalent by at least one nationally recognized statistical rating organization) and having maturities of not more than six months after the date of acquisition; and

(e)           in the case of any Foreign Subsidiary of the Borrower, investments (i) in direct obligations of the sovereign nation (or any agency or instrumentality thereof) in which such Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency or instrumentality) or (ii) of the type and maturity described in clause (a) through (d) above of foreign obligors, which investments or obligors (or their parents) have ratings equivalent to those described above (which may be equivalent ratings from foreign rating agencies).

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Internal Revenue Code section 957(a).

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means and shall be deemed to have occurred upon the occurrence of any of the following events:  (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, and regulations promulgated thereunder), other than the Investors, shall have acquired beneficial ownership of more than 40% of the outstanding Equity Interests in the Borrower and (ii) after the date hereof, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by the directors so nominated.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” has the meaning specified in Section 3.01.

“CNAI” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Disposition” means any sale, lease, transfer or other disposition of Collateral (including, for the avoidance of doubt, any REO Property) or series of related sales, leases, transfers or other dispositions of assets constituting Collateral (including, for the avoidance of doubt, REO Property) by the Borrower and its Subsidiaries.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any Security Agreement Supplements and Uncertificated Security Control Agreements (as each such term is defined in the Security Agreement) and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Recovery Event” means any settlement of or payment in respect of, or any casualty insurance claim or any condemnation proceeding relating to, any Collateral (including, for the avoidance of doubt, any REO Property), except as such settlement or payment is needed in the reasonable judgment of the Borrower and its Subsidiaries for repairs relating to any such Collateral that arose in connection with such event which caused the payment of such casualty insurance claim or condemnation proceeding and such settlement or payment is applied to such repairs within 180 days of such settlement or payment (or, to the extent so specified, such later date as may be permitted under the loan or investment documentation, if any, relating to such Collateral).

“Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

For the avoidance of doubt, each Lender’s Commitment as of the date hereof shall be equal to the sum of (a) the product of (x) $937,500,000 multiplied by (y) a ratio the numerator of which is the sum of (A) the aggregate amount of the “Loans” (under and as defined in the Existing Credit Agreement) held by such Lender and (B) to the extent that such Lender holds a participation therein, issued and outstanding “Letters of Credit” (under and as defined in the Existing Credit Agreement) and the denominator of which is the sum of (A) the aggregate amount of the “Loans” (under and as defined in the Existing Credit Agreement) held by all of the Existing Credit Facility Lenders consenting to the amendments to the Existing Credit Agreement referred to in Section 3.01(b) and (B) the aggregate amount of all “Letters of Credit” (under and as defined in the Existing Credit Agreement) with respect to which Existing Credit Facility Lenders consenting to the amendments to the Existing Credit Agreement referred to in Section 3.01(b) hold participations therein (provided that in the case of any such “Loans” or “Letters of Credit” denominated in a currency other than Dollars, the foregoing calculation shall be based on the Equivalent (under and as defined in the Existing Credit Agreement) of the principal amount or face amount, as the case may be, thereof as of a date reasonably near the Closing Date as determined by the Administrative Agent) plus (b) if such Lender holds any of the Existing Bridge Loans, the product of (x) $562,500,000 multiplied by (y) a ratio the numerator of which is the aggregate amount of the Existing Bridge Loans held by such Lender and the denominator of which is the aggregate amount of the Existing Bridge Loans held by all of the Existing Bridge Loan Lenders consenting to the amendments to the Existing Bridge Loan Agreement referred to in Section 3.01(b).

“Communications” has the meaning specified in Section 9.02(b).

“Confidential Information” means any and all material non-public information delivered or made available by any Loan Party or any Subsidiary of a Loan Party relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is or has been made available publicly by a Loan Party or any Subsidiary thereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidating” refers to the consolidating financial statements of the Borrower and its Subsidiaries which sets forth (i) the consolidated accounts of the Borrower and its Subsidiaries (other than any Specified Subsidiaries) and (ii) the consolidated accounts of each Specified Subsidiary and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.

“Debt” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that such convertible securities are not evidenced by any of the foregoing and have put provisions or other similar obligations that are exercisable during the term of this Agreement) or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable not overdue by more than 120 days incurred in the ordinary course of such Person’s business);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all obligations of such Person under Capitalized Leases;

(f)            all Synthetic Debt of such Person;

(g)           all obligations of such Person under Hedge Agreements, valued at the Agreement Value thereof;

(h)           all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests in each case on or prior to the Maturity Date, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)            all Guarantee Obligations of such Person in respect of any of the foregoing; and

(j)            all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.  The amount of any Debt related to this clause (j) shall be deemed to be equal to the lesser of (i) the amount of such Debt so secured and (ii) the fair market value of the property subject to such Lien.

Notwithstanding anything to the contrary herein and solely for purposes of Section 6.01(e), with respect to any Person (other than any Loan Party), any obligation that is non-recourse to such Person other than to specified assets of such Person, if in the reasonable judgment of the management of such Person the equity value of collateral that would be preserved or protected as a result of the repayment of such obligation is less than the amount necessary to repay such obligation, shall not be deemed Debt of such Person.

“Debt For Borrowed Money” means (a) all indebtedness of a Person of the type described in clauses (a) and (b) (other than direct or contingent obligations of such Person arising under surety bonds) of the definition of “Debt”, (b) all obligations of such Person in respect of other transactions entered into by such Person that are intended to function primarily as a borrowing of funds and (c) all Guarantee Obligations of such Person in respect of any of the foregoing.

“Debtor Relief Laws” means the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any other Lender pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender and (b) the Administrative Agent pursuant to Section 7.07 to reimburse the Administrative Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein; provided that no such amount shall be a Defaulted Amount to the extent that such amount is being contested by such Lender in good faith by appropriate proceedings.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.14(a), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender that, at such time, owes a Defaulted Amount.

“Disclosed Matters” means the matters disclosed on Schedule 1.01(a).

“Dollar” means the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means:  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, however, that no Loan Party (or any Affiliate of a Loan Party) shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, written demand, demand letter, written claim, written notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to the actual or alleged exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health or safety, as such relates to the actual or alleged exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

“ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the

Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period, a rate per annum equal to the rate per annum obtained by dividing (X) the higher of (a) 1.50% per annum and (b) (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if the rate described in clause (i) is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which U.S. dollar deposits with a term equivalent to such Interest Period would be offered by Citibank, N.A. in London, England to major banks in the London or other offshore interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period by (Y) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Mortgage Loan Assets” has the meaning specified on Schedule 1.01(d).

“Excluded Subsidiary” means any Subsidiary of the Borrower that is: (a) not a wholly-owned Subsidiary; (b) not a Material Subsidiary; (c) a Foreign Subsidiary; (d) a Specified Subsidiary; (e) a Bankruptcy Remote Special Purpose Entity; (f) a CFC; (g) an entity that is prohibited by any Requirement of Law or Contractual Obligation from providing any guaranty of the Loan Parties’ Obligations under the Loan Documents; provided that any such Contractual Obligation (i) shall have been entered into or incurred prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Borrower subsequent to the Closing Date, prior to such formation or acquisition) and (ii) in any event, shall not have been entered into or incurred in contemplation of this provision; or (h) any Subsidiary which is a broker-dealer registered with the SEC and applicable state securities commissions in the United States.

“Excluded Taxes” has the meaning specified in Section 2.11(a).

“Existing Bridge Loan Agreement” means the $5,250,000,000 Bridge Loan Agreement, dated as of March 23, 2006, among the Borrower, the lenders party thereto, Citicorp North America Inc., as administrative agent, and the other financial institutions as agents party thereto.

“Existing Bridge Loan Agreement Repayment” means any ratable repayment or prepayment in cash of outstanding Existing Bridge Loans held by (a) Existing Bridge Loan Lenders that (i) enter into this Agreement as a Lender, (ii) consent to the amendments to the Existing Bridge Loan Agreement referred to in Section 3.01(b) and (iii) if such Existing Bridge Loan Lenders are also Existing Credit Facility Lenders, consent to the amendments to the Existing Credit Agreement referred to in Section 3.01(b) and (b) such Existing Bridge Loan Lenders’ permitted assigns.

“Existing Bridge Loan Lender” means any “Lender” under and as defined in the Existing Bridge Loan Agreement.

“Existing Bridge Loans” means any “Loans” under and as defined in the Existing Bridge Loan Agreement.

“Existing Credit Agreement” means the $5,500,000,000 Credit Agreement, dated as of March 23, 2006, among the Borrower, certain Subsidiaries of the Borrower as designated borrowers, the lenders party thereto, Citibank, N.A., as administrative agent, and the other financial institutions as agents party thereto.

“Existing Credit Agreement Repayment”  means any ratable repayment or prepayment of outstanding “Loans” under and as defined in the Existing Credit Agreement in cash (accompanied, in the case of any repaid Revolving Credit Loans, with a permanent reduction in the corresponding Revolving Credit Commitments (as such terms are defined in the Existing Credit Agreement)) held by (a) Existing Credit Facility Lenders that (i) enter into this Agreement as a Lender, (ii) consent to the amendments to the Existing Credit Agreement referred to in Section 3.01(b) and (iii) if such Existing Credit Facility Lenders are also Existing Bridge Loan Lenders, consent to the amendments to the Existing Bridge Loan Agreement referred to in Section 3.01(b) and (b) such Existing Credit Facility Lenders’ permitted assigns.

“Existing Credit Facilities” means the “Facilities” under and as defined in the Existing Credit Agreement.

“Existing Credit Facility Lender” means any “Lender” under and as defined in the Existing Credit Agreement.

“Existing Indentures” means, collectively (a) the Indenture, dated as of May 10, 2007, among the Borrower, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, with respect to the 2010 Notes, (b) the Indenture, dated as of May 10, 2007, among the Borrower, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, with respect to the 2012 Notes and (c) the Indenture, dated as of May 10, 2007, among the Borrower, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, with respect to the 2017 Notes.

“Existing Notes” means the 2010 Notes, the 2012 Notes and/or the 2017 Notes, as the context may require.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the

Federal Reserve Bank of New York, or (b) if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 11:00 a.m., New York City time, for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively (a) the fee letter dated as of May 8, 2009 among the Borrower, the Lead Arrangers, Citibank, N.A. and JPMorgan Chase Bank, N.A. and (b) the administrative agent fee letter dated as of May 8, 2009 among the Borrower, CGMI, Citibank, N.A. and CNAI.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower and its Subsidiaries.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31, except for Subsidiaries of the Borrower organized in certain jurisdictions in Asia with fiscal years ending on March 31, April 30, June 30 or September 30.

“Fitch” means Fitch Inc.

“Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States, any state thereof or the District of Columbia at such time.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Government Related Enterprises” means the collective reference to (a) the Federal Home Loan Mortgage Corporation (Freddie Mac), (b) the Federal National Mortgage Association (Fannie Mae) and (c) the United States Department of Housing and Urban Development, including the Government National Mortgage Association (Ginnie Mae).

“Granting Lender” has the meaning specified in Section 9.07(j).

“Guarantee Obligation” means, as to any Person, any financial obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person, including any Obligation of such Person, whether or not contingent, (a) to purchase any primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee Obligation shall be determined by reference to the carrying value of such Guarantee Obligation, with the “carrying value” being determined in a manner consistent with the carrying value of the Guarantee Obligations as reflected on the Borrower’s financial statements delivered pursuant to Section 5.03(b) and (c).

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” has the meaning specified in Section 8.01.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.

“Hedge Agreements” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Indemnified Liabilities” has the meaning specified in Section 9.04(b).

“Indemnitees” has the meaning specified in Section 9.04(b).

“Informational Website” has the meaning specified in Section 5.03.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to hold any Advances.

“Insufficiency” means, with respect to any ERISA Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Cash Collateral Sub-Account” means any cash collateral account (including a joint deposit/securities account) (subject to the terms of the Security Agreement) or sub-account of the Cash Collateral Account to which interest collected in respect of, or arising out of, any Collateral is to be credited pursuant to Section 2.05(c)(iii).

“Interest Cash Collateral Sub-Account Notice” means a written notice executed by a Responsible Officer of the Borrower requesting an amount of funds to be withdrawn or transferred from the Interest Cash Collateral Sub-Account and (a) setting forth (i) the amount of such funds which are to be applied to the payment of interest in respect of the Advances and (ii) if applicable, the amount of such funds which are to be used by the Borrower and its Subsidiaries for general corporate purposes and (b) certifying, in the case of any withdrawal or transfer referred to in clause (a)(ii) above, compliance with the conditions set forth in the proviso to Section 2.05(c)(iv)(B).

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Maturity Date (or the Specified Repayment Date, if earlier) unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to the Maturity Date (or the Specified Repayment Date, if earlier) shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

(b)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, and (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person).

“Investors” has the meaning specified in the Existing Credit Agreement.

“JPMSI” has the meaning specified in the recital of parties to this Agreement.

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Lender Committee” means a committee comprising five Lenders, which as of the Closing Date shall be CNAI, JPMorgan Chase Bank, N.A., Deutsche Bank AG Caymans Islands Branch, The Royal Bank of Scotland and Wachovia Bank, N.A.  After the Closing Date, members of the Lender Committee may resign in their sole discretion.  Any Lender that shall cease to be a member of the Lender Committee shall be replaced with another Lender not then a member of the Lender Committee selected by the remaining members of the Lender Committee pursuant to a vote of a majority in number of such remaining members of the Lender Committee (provided that, if the remaining members of the Lender

Committee are not able to so appoint a replacement for such Lender prior to a decision of such Lender Committee being required hereunder, a replacement shall be appointed by the Required Lenders).  Except as otherwise expressly set forth in this definition of “Lender Committee”, decisions by the Lender Committee shall be made by a vote of a majority in number of all members of the Lender Committee.

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity Availability” means, at any time, an amount equal to the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (other than any Specified Subsidiaries or any Subsidiaries that are broker-dealers registered with the SEC and with state securities commissions in the United States under state securities laws) (which unrestricted cash and Cash Equivalents, for greater certainty, shall exclude any such property (a) held in the Cash Collateral Account, (b) that is being held as cash collateral or that constitutes escrowed funds or (c) that is otherwise subject to a currently applicable restriction on its withdrawal or distribution to the Borrower or any of its Subsidiaries); provided that Liquidity Availability shall be reduced by the amount of any tax liability reasonably estimated by the Borrower to be incurred as a result of the repatriation from any Foreign Subsidiary of any such cash or Cash Equivalents to the Borrower or any of its domestic Subsidiaries, provided that no such reduction pursuant to this clause (c) shall be required with respect to any funds that are eligible to be used and that the Borrower intends to use to meet the liquidity needs of the Foreign Subsidiary holding such funds (not to exceed $100,000,000 in the aggregate to meet the liquidity needs of all Foreign Subsidiaries).

“Liquidity Condition” means that (a) the Borrower and its Subsidiaries shall have maintained a Liquidity Availability of at least $450,000,000 on an average daily basis for each of the three months ending immediately prior to any utilization of the Notes Cash Basket and (b) before and after giving effect to the proposed utilization of the Notes Cash Basket, the Borrower shall be in compliance with Sections 5.04(a) and (b).

“Loan Documents” means (a) this Agreement, (b) the Notes, if any, (c) the Collateral Documents, (d) the Fee Letter (e) any Guaranty Supplement and (f) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Term Facility, including, without limitation, any intercreditor agreement entered into by the Collateral Agent pursuant to Section 5.02(a)(viii), in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any event or occurrence that has resulted in or could reasonably be expected to result in any material adverse change in the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Subsidiary” means (a) on any date of determination, any direct or indirect Subsidiary of the Borrower that, on such date, has (i) total assets, together with the total assets of all of its Subsidiaries, greater than or equal to 5% of the total consolidated assets of the Borrower and its Subsidiaries or (ii) total revenue, together with the total revenue of all of its Subsidiaries, greater than or equal to 5% of the total consolidated revenue of the Borrower and its Subsidiaries, all as determined in accordance with GAAP and (b) REO Holdco; provided that, notwithstanding the foregoing, any Subsidiary of the Borrower that (A) provides a Guarantee Obligation in respect of any of the Existing Notes, the Existing Credit Facilities, the Existing Bridge Loans or any Permitted Refinancing Debt or (B) owns any REO Property or any other North American mortgage loan or real estate interest, shall in each case be deemed to be a Material Subsidiary (provided that no Subsidiary that holds solely REO Property other than REO Holdco shall be deemed to be a Material Subsidiary pursuant to this proviso); and provided further that, in no event shall the Subsidiaries of the Borrower (excluding any Excluded Subsidiaries) that are not Material Subsidiaries or Guarantors have (X) total assets greater than or equal to 10% of the total consolidated assets of the Borrower and its Subsidiaries and (Y) total revenue greater than or equal to 10% of the total consolidated revenue of the Borrower and its Subsidiaries, all as determined in accordance with GAAP (it being understood that the Borrower may designate one or more Subsidiaries that would not otherwise qualify as Material Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso).

“Maturity Date” means March 23, 2011.

“Moody’s” means Moody’s Investor Service.

“Mortgage Loan Assets” means the mortgage loan assets (including mortgage loan assets and mezzanine loans, and in each case, any agreement, note or instrument evidencing a direct or indirect interest therein, interests in respect of “new market tax credit” loans, any mortgage loan assets similar to any of the foregoing, participation interests in any of the foregoing, and any REO Property, but excluding Excluded Mortgage Loan Assets and mortgage servicing rights) of the Loan Parties and their respective Subsidiaries (other than any Specified Excluded Subsidiaries) to the extent relating to real property located in the United States or Canada.

“Mortgages” shall mean deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, a Loan Party owning or leasing real property grants a first priority perfected Lien on such real property securing the Secured Obligations to the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained within any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a)           with respect to any Collateral Disposition, Collateral Recovery Event or any Other Collateral Collection, the gross cash proceeds received in connection with such Collateral Disposition, Collateral Recovery Event or Other Collateral Collection, net of attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith and in each case directly related to such Collateral Disposition, Collateral Recovery Event or Other Collateral Collection, as the case may be, and net of taxes paid or reasonably estimated to be payable as a direct result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(b)           with respect to the sale or issuance of any Equity Interests by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the gross cash proceeds received in connection with such transaction, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and in each case directly related to such transaction.

“Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.

“Non-Performing Mortgage Loan” means any Mortgage Loan Asset classified as non-performing in accordance with the Loan Parties’ internal procedures, consistent with past practice.

“Non-Reserve Cash Collateral Sub-Account” means any cash collateral account (subject to the terms of the Security Agreement) or any sub-account of the Cash Collateral Account to which Non-Reserve Funds are to be credited pursuant to Section 2.05(c)(iii).

“Non-Reserve Funds” has the meaning specified in Section 2.05(c)(iii).

“Non-U.S. Lender” has the meaning specified in Section 2.11(e).

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notes Cash Basket” has the meaning specified in Section 5.02(k).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Default” has the meaning specified in Section 7.05.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Collateral Collections” means any amounts received or collected in respect of, or arising out of any Collateral (including, for the avoidance of doubt, any REO Property) (including payments and prepayments of principal, payments of interest and fees, settlements and sales of participation interests, in each case in respect of Collateral or REO Property), other than in each case to the extent constituting a Collateral Disposition.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.  L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Lien” means:

(a)       Liens in favor of the Administrative Agent and/or the Collateral Agent for the benefit of the Secured Parties and the other parties intended to share the benefits of the Collateral granted pursuant to any of the Loan Documents;

(b)       Liens for taxes and other obligations or requirements owing to or imposed by governmental authorities existing or having priority, as applicable, by operation of law which in either case (i) are not yet overdue or (ii) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as appropriate reserves in accordance with GAAP shall have been made with respect to such taxes or other obligations;

(c)       statutory Liens of banks and other financial institutions (and rights of set-off);

(d)       statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(e)       Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(f)        Liens, pledges and deposits to secure the performance of tenders, statutory obligations, performance and completion bonds, surety bonds, appeal bonds, bids, leases, licenses, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations;

(g)       easements, rights-of-way, zoning restrictions, licenses, encroachments, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, in each case that were not incurred in connection with and do not secure Debt and do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(h)       (i) any interest or title of a lessor under any lease by the Borrower or any Subsidiary of the Borrower and (ii) any leases or subleases by the Borrower or any Subsidiary of the Borrower to another Person(s), incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(i)        the filing of precautionary UCC financing statements relating to leases entered into in the ordinary course of business and the filing of UCC financing statements by bailees and consignees in the ordinary course of business;

(j)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)       leases and subleases or licenses and sublicenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; and

(l)        Liens arising out of judgments not constituting an Event of Default hereunder.

“Permitted Notes Refinancing” means the refinancing, refunding, exchange or replacement of any of the Existing Notes with Permitted Refinancing Debt.

“Permitted Refinancing Debt” means any Debt issued or incurred in connection with the refinancing, refunding, exchange or replacement of the Existing Notes (and, to the extent that any such Debt (x) is accepted by any Existing Credit Facility Lenders to refinance, refund, exchange or replace Debt under the Existing Credit Facilities, the Existing Credit Facilities or (y) is accepted by any Existing Bridge Loan Lenders to refinance, refund, exchange or replace the Existing Bridge Loans, the Existing Bridge Loans); provided that (a) no Default shall have occurred and be continuing before and after giving effect to such issuance or incurrence, (b) in connection with any such issuance or incurrence, the Existing Credit Facility Lenders and the Existing Bridge Loan Lenders shall be offered, on a proportionate basis in accordance with the provisions of the Existing Credit Agreement and the Existing Bridge Loan Agreement, as applicable, such Permitted Refinancing Debt on the same terms and conditions (including, without limitation, the same security package) (provided, however, that in connection with any payment, redemption, exchange or repurchase of the Existing Notes in which availability under the Notes Cash Basket is utilized in connection with such transaction, any such proportionate offer to the Existing Credit Facility Lenders and the Existing Bridge Loan Lenders (i) need not include any cash payment to the Existing Credit Facility Lenders or the Existing Bridge Loan Lenders to the extent that a cash payment is made out of the proceeds from the Notes Cash Basket (and in the event that no cash payment is made to the Existing Credit Facility Lenders and the Existing Bridge Loan Lenders, such proportionate offer shall be determined as if no cash payment were made to the holders of the Existing Notes) and (ii) may include a cash payment to the Existing Credit Facility Lenders and/or the Existing Bridge Loan Lenders, provided that any such cash payment to the Existing Credit Facility Lenders or the Existing Bridge Loan Lenders shall not reduce the Notes Cash Basket), (c) no Permitted Refinancing Debt shall have any scheduled or mandatory principal repayments prior to August 23, 2011 and (d) the principal amount of the Debt being refinanced, refunded, exchanged or replaced shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, exchange or replacement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” has the meaning specified in Section 9.02(b).

“Post-Petition Interest” has the meaning specified in Section 8.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Projections” has the meaning specified in Section 5.03(f).

“Real Estate Collateral Deliverables” means the delivery of Mortgages covering each REO Property and any other real property that constitutes Collateral duly executed by the appropriate Loan Party, together with:

(a)           evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered on or before the date specified in Sections 5.01(i) or (q), as applicable, and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem necessary or may reasonably request in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been or, contemporaneous with the recording of such Mortgage, will be, paid;

(b)           to the extent not already pledged to the Collateral Agent pursuant to the Security Agreement at such time, a pledge of the Equity Interests in the Subsidiary holding such REO Property;

(c)           favorable opinions of local counsel for the Loan Parties (i) in states in which the REO Properties or real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent and (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Collateral Agent; and

(d)           such other evidence that all other actions that the Collateral Agent may deem necessary or may reasonably request in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

“Receivable” means any right of payment from or on behalf of any obligor (including mortgagor), whether constituting an account, chattel paper, instrument, general intangible or otherwise, acquired or arising from the financing or leasing by the Borrower or any of its Subsidiaries of property or services, and monies due thereunder, security interests in the property and services financed or leased thereby and any and all other related rights.

“Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REO Holdco” means Capmark REO Holding LLC, a Delaware limited liability company.

“REO Mortgage Condition” has the meaning specified in Section 5.01(q).

“REO Property” means (a) real property acquired by the Borrower (or any of its Subsidiaries (other than any Specified Subsidiaries)) by foreclosure, acceptance of a deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a default in partial or total satisfaction of a Non-Performing Mortgage Loan and (b) any Equity Interests in any Person owning property of the type described in the foregoing clause (a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time (or, if the Advances are not outstanding at such time, the aggregate amount of the Commitments at such time); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the unused Commitment of, and the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Cash Collateral Sub-Account” means any cash collateral account (including a joint deposit/securities account) (subject to the terms of the Security Agreement) or any sub-account of the Cash Collateral Account to which Reserve Funds are to be credited pursuant to Section 2.05(c)(iii).

“Reserve Cash Collateral Sub-Account Notice” means a written notice executed by a Responsible Officer of the Borrower requesting an amount of funds to be withdrawn or transferred from the Reserve Cash Collateral Sub-Account and certifying compliance with the conditions set forth in the proviso to Section 2.05(c)(v).

“Reserve Funds” has the meaning specified in Section 2.05(c)(iii).

“Responsible Officer” means the chief executive officer, president, senior vice president, executive vice president, vice president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricting Information” has the meaning set forth in Section 9.09(c).

“Run Rate Operating Expense” means, for any period, an amount equal to:  (a) total operating expenses of the Borrower and its Subsidiaries on a Consolidated basis for such period; less (b) total operating expenses of the Specified Subsidiaries on a Consolidated basis for such period (other than any such operating expenses that, (x) prior to such period, were operating expenses of the Borrower or any of its Subsidiaries (other than any Specified Subsidiaries) and (y) have been migrated to the Specified Subsidiaries in connection with the implementation of any restructuring, winding down or disposition of business units or assets of the Borrower and its Subsidiaries or the implementation of the operating cost reduction plan of the Borrower); less (c) the sum of (without duplication):  (i) the amount of depreciation and amortization expense and impairment charges in respect of fixed assets, mortgage servicing rights and intangible assets; (ii) non-cash expenses or charges incurred in connection with the granting of, or accretion on, options, warrants or other Equity Interests pursuant to any management or director equity plan, stock option plan or similar employee compensation arrangement; (iii) any expenses or charges directly related to the restructuring of the Existing Notes, the Existing Credit Facilities or the Existing Bridge Loans accounted for in such period, including the ongoing fees and expenses required to be paid to the Lenders or their advisors in connection with the restructuring of the Existing Credit Facilities and the Existing Bridge Loans; (iv) solely with respect to the Fiscal Quarters ended June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, the amount of any one-time restructuring charges, costs or other business optimization expenses directly incurred in connection with the restructuring, winding down or disposition of business units or assets outside of the ordinary course of business of the Borrower and its Subsidiaries or the implementation of the operating cost reduction plan of the Borrower (including professional fees and expenses, severance costs, contract breakage costs and costs related to the closure and/or consolidation of facilities) during such period; provided that the amount of restructuring charges, costs and expenses deducted from Run Rate Operating Expenses pursuant to this clause (iv) shall not exceed $50,000,000 in the aggregate; and (v) operating expenses of variable interest entities that are required to be Consolidated with the Borrower pursuant to FASB Interpretation No. 46(R), operating expenses of investment partnerships and similar entities that are required to be Consolidated with the Company pursuant to Emerging Issues Task Force Issue No. 04-5  and operating expenses of entities that are required to be Consolidated with the Borrower pursuant to Statement of Financial Accounting Standards No. 66 or similar accounting principles implemented by applicable accounting standards bodies after the date hereof relating to consolidation of subsidiaries; in each case of the Borrower and its Subsidiaries (excluding the Specified Subsidiaries) for such period; plus (c) (X) the Applicable Adjustment Percentage times (Y) the aggregate amount of operating expenses of any Servicing Business subject to a Servicing Business Disposition prior to or during such period for the portion of such period occurring after the date of such Servicing Business Disposition (determined on a pro forma basis based on the last full fiscal quarter period ending immediately prior to the date of such Servicing Business Disposition and making the adjustments, to the extent applicable, set forth in this definition of “Run Rate Operating Expense”); all as determined for such period in accordance with GAAP.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The Mc-Graw Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Obligation” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, each Agent and the Lenders.

“Security Agreement” has the meaning specified in Section 3.01(a).

“Servicing Advance Assets” means the assets, whether now owned or hereafter acquired, of the Borrower and its Subsidiaries comprising (a) Servicing Advances and (b) all reimbursement rights and other amounts owing to the Borrower and its Subsidiaries with respect to Servicing Advances.

“Servicing Advances” means advances made by the Borrower or any of its Subsidiaries, in its respective capacity as servicer under any Servicing Agreement, in connection with the servicing and administering of any mortgage loans or any mortgaged property including but not limited to (i) advances of principal and interest payments on mortgage loans and (ii) advances of out-of-pocket costs and expenses incurred by the applicable servicer in respect of mortgage loans in which a default, delinquency or other unanticipated event has occurred or as to which a default is imminent, including, with respect to any underlying mortgaged property, advances necessary for the purpose of effecting the payment of real estate taxes, assessments and other similar items that are or may become a lien thereon, premiums on insurance policies, advances generally known as “emergency advances” or “property protection advances” under any Servicing Agreement, costs of any enforcement or judicial proceedings, maintenance and liquidation of any acquired mortgaged property, extraordinary trust fund expenses, ground rents and similar charges or assessments.

“Servicing Advance Facility” means any credit facility, securitization facility or other financing facility obtained by the Borrower or any of its Subsidiaries in connection with the financing of any Servicing Advance Assets.

“Servicing Advance Facility Document” means any credit agreement or any other document, agreement or instrument executed and delivered by the Borrower or any of its Subsidiaries in connection with any Servicing Advance Facility.

“Servicing Agreement” means any pooling and servicing agreement, trust and servicing agreement, primary servicing agreement or other similar document pursuant to which the Borrower or any of its Subsidiaries services mortgage loans or any mortgaged property acquired through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of any mortgage loans, and makes Servicing Advances with respect thereto.

“Servicing Business” means the North American “servicing” segment of the Borrower and its Subsidiaries.

“Servicing Business Disposition” means any sale, transfer or other disposition of, or closure of the Servicing Business or any material portion thereof pursuant to any transaction or any series of related transactions (including by means of a disposition of any Person or a disposition of all or substantially all of the assets or property of such Servicing Business).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained within any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Excluded Subsidiaries” means:  (a) Excluded Subsidiaries of the type described in clauses (d), (e) or (h) of the definition thereof; (b) variable interest entities that are required to be Consolidated with the Borrower pursuant to FASB Interpretation No. 46(R), investment partnerships and similar entities that are required to be Consolidated with the Company pursuant to Emerging Issues Task Force Issue No. 04-5 and entities that are required to be Consolidated with the Borrower pursuant to Statement of Financial Accounting Standards No. 66 or similar accounting principles implemented by applicable accounting standards bodies after the date hereof relating to consolidation of subsidiaries; and (c) Subsidiaries comprising investment funds organized in connection with the “low income housing tax credit program” or “new markets tax credit program” of the Borrower, or special purpose entities formed in connection with investment funds managed by the Borrower and its Subsidiaries or entities owned by such investment funds.

“Specified Repayment Date” has the meaning specified in Section 2.17.

“Specified Servicing Advance Facility” means the proposed Servicing Advance Facility disclosed by the Borrower to the Lead Arrangers prior to the Closing Date, to the extent that such Servicing Advance Facility is consummated on substantially the same terms and conditions as disclosed by the Borrower to the Lead Arrangers.

“Specified Subsidiaries” means the collective reference to (a) Capmark Bank, an industrial bank chartered under the laws of the State of Utah, (b) Escrow Bank USA, an industrial bank chartered under the laws of the State of Utah, (c) Capmark Bank Europe PLC, an Irish licensed bank and (d) any Subsidiary of any of the foregoing.

“SPC” has the meaning specified in Section 9.07(j).

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supermajority Lenders” means, at any time, Lenders owed or holding at least 66 2/3% in interest of the aggregate principal amount of the Advances outstanding at such time (or, if the Advances are not outstanding at such time, the aggregate amount of the Commitments at such time); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time the unused Commitment of, and the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Supplemental Collateral Agent” has the meaning specified in Section 7.02.

“Surviving Debt” means Debt of the Borrower and its Subsidiaries outstanding immediately after giving effect to the Closing Date and the Transactions; provided that, to the extent that such Debt is Debt For Borrowed Money, such Debt is described on Schedule 1.01(b).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations (other than syndication proceeds in the ordinary course) of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any non-controlling interest transactions that function primarily as a borrowing).

“Taxes” has the meaning specified in Section 2.11(a).

“Term Facility” means, at any time, (a) prior to the funding of the Advances pursuant to Section 2.01, the aggregate amount of the Lenders’ Commitments at such time and (b) on and after the funding of the Advances pursuant to Section 2.01, the outstanding principal amount of the Advances at such time.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the Specified Repayment Date and (ii) the date of the acceleration of the Advances pursuant to Section 6.01.

“Test Period” means, with respect to the financial covenant contained in Section 5.04(a):  (a) at any date of determination on or prior to June 30, 2009, the most recently completed Fiscal Quarter; (b) at any date of determination after June 30, 2009 and on or prior to September 30, 2009, the most recently completed two Fiscal Quarters of the Borrower ending on or prior to such date; (c) at any date of determination after September 30, 2009 and on or prior to December 31, 2009, the most recently completed three Fiscal Quarters of the Borrower ending on or prior to such date; and (d) at any date of determination after December 31, 2009, the most recently completed four Fiscal Quarters of the Borrower ending on or prior to such date.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, and the borrowings hereunder on the Closing Date and application of the proceeds as contemplated hereby (including the refinancing of a portion of the Debt outstanding under the Existing Credit Facilities and a portion of the Existing Bridge Loans in each case on the Closing Date) and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Computation of Time Periods.  In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03           Accounting Terms and Financial Determinations.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America in effect from time to time (“GAAP”).

Section 1.04           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.  Any reference herein to the “ordinary course of business of the Borrowers and its Subsidiaries consistent with past practice” shall include reasonable adaptations of such past practice of the Borrower and its Subsidiaries taking into account changes in the business condition of the Borrower and its Subsidiaries or industry or counterparty practices or requirements.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01           The Advances.  Each Lender, severally and not jointly with the other Lenders agrees, upon the terms and subject to the conditions herein set forth, to make a single advance (each, an “Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment.  The Borrowing shall consist of Advances made simultaneously by the Lenders ratably according to the Lenders’ Commitments.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02           Making the Advances.

(a)           The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the Closing Date if the Borrowing consists of Eurodollar Rate Advances, or the first Business Day prior to the Closing Date if the Borrowing consists of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or other electronic communication.  Such notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Borrowing, (ii) Type of Advances comprising the Borrowing, (iii) aggregate amount of the Borrowing and (iv) if the Borrowing consists of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each applicable Lender shall, before 11:00 A.M. (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing in accordance with the respective Commitments of such Lender and the other applicable Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request in the applicable Notice of Borrowing.

(b)           (i) Anything in Section 2.02(a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for the Borrowing hereunder if the aggregate amount of the Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.09 and (ii) anything in Section 2.02(a) above or Section 2.08 below to the contrary notwithstanding, there shall not at any time be more than ten Interest Periods in effect.

(c)           The Notice of Borrowing shall be irrevocable and binding on the Borrower.  If the Notice of Borrowing specifies that the Borrowing is to be composed of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for the Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)           Unless the Administrative Agent shall have received notice from an applicable Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising the Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of the Borrowing for all purposes of this Agreement.

(e)           The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

Section 2.03           Repayment of the Advances.  The Borrower shall repay the Advances to the Administrative Agent for the ratable account of the Lenders on the Termination Date and in any event,

such repayment shall be in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

Section 2.04           Termination of Commitments.  The Commitments shall be automatically and permanently reduced and terminated on the Closing Date, by the amount, if any, by which the aggregate Commitments exceed the Advances outstanding on such date (after giving effect to the Borrowing on such date).  Upon the making of the Advance pursuant to Section 2.01 by any Lender, the Commitment of such Lender shall be automatically and permanently reduced by the amount of such Advance.

Section 2.05           Prepayments and Cash Collections.

(a)           Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent received not later than 12:00 noon (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of all Advances and (ii) that no prepayment of Eurodollar Rate Advances shall be permitted pursuant to this Section 2.05(a) other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts required by Section 9.04(c).

(b)           Mandatory.

(i)            If at any time any Loan Party or any of its Subsidiaries (excluding any Specified Excluded Subsidiary or any Subsidiary which is prohibited from applying such Net Cash Proceeds to the prepayment of the Advances by any Contractual Obligation entered into prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Borrower subsequent to the Closing Date, prior to such formation or acquisition) and not in contemplation of this provision) shall receive Net Cash Proceeds from the issuance or incurrence of any Debt (other than any Debt permitted under Section 5.02(b)), the Borrower shall, within one Business Day after the date of receipt (or the Borrower’s knowledge of receipt) of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries (excluding any Specified Excluded Subsidiary or any Subsidiary which is prohibited from applying such Net Cash Proceeds to the prepayment of the Advances by any Contractual Obligation entered into prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Borrower subsequent to the Closing Date, prior to such formation or acquisition) and not in contemplation of this provision), prepay the Advances in an amount equal to 100% of such Net Cash Proceeds.

(ii)           If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance by such Loan Party or any of its Subsidiaries of any of its Equity Interests (other than (A) Equity Interests issued pursuant to employee stock plans or (B) to the extent permitted hereunder, Equity Interests issued to a Loan Party), the Borrower shall, within one Business Day after the date of receipt (or the Borrower’s knowledge of receipt) of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Advances in an amount equal to 100% of such Net Cash Proceeds.

(iii)          All prepayments under this Section 2.05(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and, if any such prepayment is made on a day other than on the last day of the Interest Period applicable thereto, such prepayment shall be accompanied by the payment of the amounts required by Section 9.04(c).

(c)           Cash Collateral Account.

(i)            On or prior to the Closing Date, the Collateral Agent shall establish the Cash Collateral Account, the Interest Cash Collateral Sub-Account, the Reserve Cash Collateral Sub-Account and the Non-Reserve Cash Collateral Sub-Account on behalf of the Borrower.

(ii)           If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from any (A) Collateral Disposition, (B) Collateral Recovery Event or (C) without duplication to the foregoing clause (A), Other Collateral Collections, the Borrower shall promptly, but in any event within one Business Day (or, in the case of any such Net Cash Proceeds received in Canadian dollars, within three Business Days) after the date of receipt or collection of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, deposit into the Cash Collateral Account an amount equal to 100% of the Dollar equivalent of such Net Cash Proceeds.

(iii)          On each date on which the amounts deposited in the Cash Collateral Account are reconciled by the Borrower in accordance with the Borrower’s customary procedures consistent with past practice (which reconciliation shall in any event occur at least once every calendar month), the Borrower shall notify the Collateral Agent in writing of such reconciliation (providing reasonable detail thereof) and request the Collateral Agent to credit the funds deposited in the Cash Collateral Account to cash collateral accounts (including joint deposit/securities accounts) (subject to the terms of the Security Agreement) or sub-accounts of the Cash Collateral Account as follows:

(A)          funds in the Cash Collateral Account consisting of interest received or collected in respect of, or otherwise arising out of any Collateral shall be credited to the Interest Cash Collateral Sub-Account;

(B)           the first $150,000,000 of funds in the Cash Collateral Account (excluding any funds described in the foregoing clause (A)), shall be credited to the Reserve Cash Collateral Sub-Account (such funds credited to the Reserve Cash Collateral Sub-Account are referred to herein as the “Reserve Funds”); and

(C)           funds in the Cash Collateral Account (excluding any funds described in the foregoing clauses (A) and (B)) shall be transferred to the Non-Reserve Cash Collateral Sub-Account (such funds credited to the Non-Reserve Cash Collateral Sub-Account are referred to herein as the “Non-Reserve Funds”).

(iv)          Within three Business Days prior to any date on which interest is required to be paid in respect of the Advances, the Borrower shall deliver an Interest Cash Collateral Sub-Account Notice to the Collateral Agent.  The Collateral Agent shall, on such scheduled interest payment date, transfer funds from the Interest Cash Collateral Sub-Account (A) first, to the Administrative Agent to pay outstanding interest in respect of the Advances that is due on or prior to such date, and (B) second, to the Borrower as so requested in such Interest Cash Collateral Sub-Account Notice; provided that, before and after giving effect to any transfer pursuant to this clause (B) (other than transfers that are utilized to prepay Advances), (w) the balance of the funds contained in or credited to the Interest Cash Collateral Sub-Account shall not be less than the amount of any accrued and unpaid interest in respect of the Advances as of the date of such transfer, (x) no Default or Event of Default of the type described in paragraphs (a), (c) (to the extent resulting from a breach of Section 5.04) or (f) of Section 6.01 shall have occurred and be continuing, (y) the Collateral Agent shall not have exercised remedies against the Cash Collateral Account following any Event of Default and (z) the Administrative Agent shall not have accelerated the Advances pursuant to the last paragraph of Section 6.01.

(v)           Upon the request of the Borrower at any time pursuant to a Reserve Cash Collateral Sub-Account Notice the Collateral Agent shall transfer to the Borrower Reserve Funds to the extent set forth in such Reserve Cash Collateral Sub-Account Notice; provided that, before and after giving effect to such transfer or transfers (other than transfers that are utilized to prepay Advances), (1) no Default or Event of Default of the type described in paragraphs (a), (c) (to the extent resulting from a breach of Section 5.04) or (f) of Section 6.01 shall have occurred and be continuing, (2) the Administrative Agent shall not have accelerated the Advances pursuant to the last paragraph of Section 6.01, (3) the Collateral Agent shall not have exercised remedies against the Cash Collateral Account following any Event of Default and (4) except in each case to the extent that such funds are utilized to prepay Advances, no Reserve Funds may be transferred from the Reserve Cash Collateral Sub-Account for purposes other than to finance or reimburse itself for financing unfunded commitments, protective participation purchases, protective advances in respect of REO Property and similar funding obligations, in each case solely in respect of the Collateral.

(vi)          On each date that the reconciliation statement for the Cash Collateral Account described in Section 5.03(d)(ii) is delivered (or, if a reconciliation statement is not delivered during any calendar month, within seven days of the last day of such calendar month), any and all amounts credited to the Non-Reserve Cash Collateral Sub-Account as of such date shall be transferred by the Collateral Agent to the Administrative Agent to be applied to (i) the prepayment of the Advances and (ii) any other Obligations that are then due and outstanding under the Loan Documents.

(vii)         On the date that is the earlier of (A) eighteen (18) months following the Closing Date and (B) the Termination Date, and on the last Business Day of each calendar month thereafter, so long as any Advances or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any and all amounts contained in or thereafter credited to the Reserve Cash Collateral Sub-Account and the Non-Reserve Cash Collateral-Sub Account as of such date or Business Day shall be transferred by the Collateral Agent to the Administrative Agent to be applied (i) to the prepayment of the Advances and (ii) any other Obligations that are then due and outstanding under the Loan Documents.

(viii)        Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall at the request, or may with the consent, of the Required Lenders, transfer to the Administrative Agent all amounts deposited in or otherwise credited to the Cash Collateral Account, the Interest Cash Collateral Sub-Account, the Reserve Cash Collateral Sub-Account and the Non-Reserve Cash Collateral Sub-Account, to be applied (i) to the prepayment of the Advances and (ii) any other Obligations that are then due and outstanding under the Loan Documents.

(ix)           All prepayments under this Section 2.05(c) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and, if any such prepayment is made on a day other than on the last day of the Interest Period applicable thereto, such prepayment shall be accompanied by the payment of the amounts required by Section 9.04(c).

Section 2.06           Interest.  (a) Scheduled Interest.  The Borrower shall pay interest on each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each Fiscal Quarter during such periods and upon repayment of such Advance.

(ii)           Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  The Borrower shall pay interest, (i) (x) upon the occurrence and during the continuance of an Event of Default of the type described in paragraphs (a), (c) (to the extent resulting from a breach of Section 5.04) or (f) of Section 6.01 or (y) upon the acceleration of the Advances by the Administrative Agent pursuant to the last paragraph of Section 6.01, on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, on the amount of any interest, fee or other amount payable hereunder or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.

(c)           Notice of Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.

Section 2.07           Fees.  The Borrower shall pay to the Administrative Agent for the account of the Lenders (and their respective Affiliates) such fees as may be from time to time agreed in writing among the Borrower and the Lenders (and their respective Affiliates).  The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent, including pursuant to the Fee Letter.

Section 2.08           Conversion of Advances.

(a)           Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Advances of one Type into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Interest Periods than permitted under Section 2.02(b) and each Conversion of Advances shall be made ratably among the applicable Lenders in accordance with the respective amount of Advances under the Term Facility held by or owed to such Lenders.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)           Mandatory.

(i)            On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising the Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.

(ii)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be continued as a Eurodollar Advance having an Interest Period with a one-month duration.

(iii)          Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.09           Increased Costs, Etc.

(a)           If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.09, any such increased costs resulting from all Taxes, Excluded Taxes or Other Taxes (as to which Section 2.11 shall govern), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that the Borrower shall not be responsible for costs under this Section 2.09(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.09(a); and provided, further, that a Lender claiming additional amounts under this Section 2.09(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, that the Borrower shall not be responsible for costs under this Section 2.09(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.09(b).  A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10           Payments and Computations.

(a)           The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.14), not later than 12:00 noon (New York, New York time) on the day when due (or, in the case of payments made by a Guarantor pursuant to Section 8.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and expenses then due hereunder, such funds shall be applied (i) first, toward payment of fees and expenses then due under Sections 2.07 and 9.04, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of interest and fees then due on account of Advances (including any interest payable pursuant to Section 2.06(b)), ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties, and (iii) third, towards payment of principal of the Advances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; provided that the proceeds from the exercise of remedies in respect of any Collateral shall be applied as set forth in the Security Agreement.

(c)           All computations of interest based on the Base Rate, of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11           Taxes.

(a)           Except as otherwise provided herein, any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (x) taxes, levies, imposts, deductions, charges or withholdings that are imposed on or measured by its overall net income and franchise taxes imposed in lieu thereof by the United States of America or by the state or foreign jurisdiction or any political subdivision thereof under the laws of which such Lender or such Agent, as the case may be, is organized or, in the case of each Lender, such Lender’s Applicable Lending Office is located or (y) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Applicable Lending Office is located (all such excluded taxes, levies, imposts, deductions, charges, withholdings being hereinafter referred to as “Excluded Taxes”).  If any Loan Party shall be required by law to deduct any taxes, levies, imposts, deductions, charges or withholdings, including any liabilities with respect thereto (other than Excluded Taxes) (“Taxes”) from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; provided, however, that, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Loan Party pursuant to this paragraph, such Loan Party shall not be required to increase the amounts payable to any Lender with respect to any Taxes (1) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which the relevant form, certificate or other document originally was required to be provided) or (2) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement.

(b)           In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           Except as otherwise provided herein, if any Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against any taxes, interest or penalties and any liability (including penalties, additions to tax, interest and reasonable expenses) arising from or with respect to such failure, but excluding penalties, interest or other expenses to the extent attributable to the gross negligence or willful misconduct of the Person claiming such indemnity.  This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor, which written demand shall be accompanied by copies of the applicable documentation evidencing the amount of such taxes.

(d)           Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender that is not a United States person (a “Non-U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender (or, in the case of a participation, on or prior to the date on which such participant purchases the participation), and at the time or times prescribed by applicable law, or from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), provide each of the Administrative Agent and Borrower with two original properly completed Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Non-U.S. Lender that is relying on the portfolio interest exemption, certifying that such Non-U.S. Lender is a foreign corporation, partnership, estate or trust.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender (provided that such Non-U.S. Lender remains lawfully able to do so).  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  If the forms provided by a Non-U.S. Lender at the time such Non-U.S. Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Non-U.S. Lender provides the appropriate properly completed and executed forms to the Borrower (with a copy to the Administrative Agent) certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Non-U.S. Lender becomes a party to this Agreement (or, in the case of a participation, the date on which the participant purchases the participation), the Non-U.S. Lender assignor (or, in the case of a participation, the Non-U.S. Lender seller) was entitled to payments under Section 2.11(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the participant or Non-U.S. Lender assignee on such date.  Each Lender that is a United States person (other than persons who are corporations or otherwise exempt from United States backup withholding tax) shall, at the time such Lender becomes a party to this Agreement (or, in the case of a participation, on or before the date on which the participant purchases the participation) or at such time (or times) reasonably requested by the Borrower, deliver to the Borrower a properly completed and duly executed U.S. Internal Revenue Service Form W-9 or any successor form certifying that such person is exempt from United States backup withholding tax on payments made hereunder.  If any form or document referred to in this Section 2.11(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI, W-9 or any successor, or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)                                    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without Interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.12                                Sharing of Payments, Etc.  If any Lender shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set off, or otherwise (other than pursuant to Section 2.09, 2.11 or 9.04), (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time (other than pursuant to Section 2.09, 2.11 or 9.04) to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder (other than pursuant to Section 2.09, 2.11 or 9.04) and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time (other than pursuant to Section 2.09, 2.11 or 9.04) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time (other than pursuant to Section 2.09, 2.11 or 9.04) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder (other than pursuant to Section 2.09, 2.11 or 9.04) and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.13                                Use of Proceeds.  The proceeds of the Advances shall be utilized solely to make an Existing Bridge Loan Agreement Repayment and an Existing Credit Agreement Repayment.

Section 2.14                                Defaulting Lenders.

(a)                                  In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

(i)                                     first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent in its capacity as Administrative Agent; and

(ii)                                  second, to any Lenders for any Defaulted Amounts then owing to such Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in Section 2.14(b).

(b)                                 In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this Section 2.14(b) shall be deposited by the Administrative Agent in an account with Citibank, N.A., in the name and under the control of the Administrative Agent, but subject to the provisions of this Section 2.14(b).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank, N.A.’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this Section 2.14(b).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such amounts are required to be paid and, if the amount so held in escrow shall at any time be insufficient to pay all such amounts required to be paid at such time, in the following order of priority:

(i)                                     first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder in its capacity as Administrative Agent; and

(ii)                                  second, to any Lenders for any amount then due and payable by such Defaulting Lender to such Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such Lenders.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(c)                                  The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.15                                Evidence of Debt.  The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations hereunder or under any other Loan Document.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

Section 2.16                                Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.14, (ii) requested reimbursement from the Borrower under Section 2.11 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.09 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.09(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders, then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.07 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Advances owing to it) in accordance with Section 9.07.  The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five Business Days after the date of such demand.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 7.07 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

Section 2.17                                Specified Repayment Right.  In the event that, as of April 15, 2010, 90% of the outstanding principal amount of the 2010 Notes has not been repaid, redeemed, refinanced, exchanged or extended beyond June 30, 2011 and/or converted to Equity Interests (other than an aggregate principal amount of 2010 Notes not to exceed the unused portion of the Notes Cash Basket on April 15, 2010), the Required Lenders may, within three Business Days thereof, upon written notice by the Administrative Agent to the Borrower, designate a date (the “Specified Repayment Date”) between April 22, 2010 and April 26, 2010 on which all outstanding Advances must be repaid in full in cash.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01                                Conditions Precedent to the Closing Date and the Borrowing.  This Agreement shall become effective on and as of the first date (the “Closing Date”) on or prior to May 29, 2009 on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Closing Date):

(a)                                  The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lenders (unless otherwise specified) and in sufficient copies for each Initial Lender:

(i)                                     Duly executed counterparts of this Agreement.

(ii)                                  A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A)                              certificates representing certificated securities included in the Initial Pledged Equity (as defined in the Security Agreement) accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt (as defined in the Security Agreement), indorsed in blank;

(B)                                proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent deems necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, in each case completed in a manner in conformance with the UCC;

(C)                                completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as a debtor, together with copies of such other financing statements;

(D)                               [reserved];

(E)                                 evidence that all other action that the Collateral Agent may deem reasonably necessary to establish that the Collateral Agent has perfected first priority (subject to Permitted Liens) security interests in the Collateral shall have been taken; and

(F)                                 a control agreement in respect of the Cash Collateral Account, duly executed by the Borrower, the Collateral Agent and the depositary bank.

(iii)                               A certificate from the Secretary or Assistant Secretary of each Loan Party certifying as to (A) a true and correct copy of the resolutions of the boards of directors of each Loan Party approving the Transactions and the execution and delivery of this Agreement and each other Loan Document to which it is, or is intended to be a party, (B) all documents evidencing other necessary constitutive action and, if any, material governmental and other third party approvals and consents, if any, with respect to this Agreement, the other Transactions and each other Loan Document; (C) the accuracy and completeness of the charter (or other applicable formation document) of such Loan Party and the absence of any changes thereto since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iv); (D) the accuracy and completeness of the bylaws (or other applicable organizational document) of such Loan Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(iii)(A) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); and (E) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is intended to be a party and the other documents to be delivered hereunder and thereunder.

(iv)                              A copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(v)                                 A certificate of each Loan Party signed on behalf of such Loan Party by a Responsible Officer, or if no such Responsible Officer exists, an authorized officer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to:  (A) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of such Loan Party; (B) the accuracy in all material respects of the representations and warranties made by such Loan Party in the Loan Documents to which it is or is to be a party as though made on and as of the Closing Date, before and after giving effect to all of the Borrowings and to the application of proceeds, therefrom; and (C) the absence of any event occurring and continuing, or resulting from any of the Borrowings or the application of proceeds, if any, therefrom, that would constitute a Default or Event of Default.

(vi)                              An operating expense rationalization plan, substantially in the form of Exhibit F.

(vii)                           A statement of projected cash receipts and cash disbursements for the Borrower and its Subsidiaries for each week in the period of thirteen continuous weeks commencing with the week immediately following most recently-completed calendar month prior to the Closing Date, substantially in the form of Exhibit G.

(viii)                        A Run Rate Operating Expense report, dated as of the end of the most recently-completed calendar month prior to the Closing Date, substantially in the form of Exhibit H.

(ix)                                A Notice of Borrowing.

(x)                                   A favorable opinion of (A) Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, substantially in the form of Exhibit I and (B) such other opinions of local and in-house counsel to the Loan Parties as the Administrative Agent, may reasonably request (including as to customary corporate matters of the Loan Parties), in each case, in form and substance satisfactory to the Administrative Agent.

(b)                                 The Administrative Agent shall have received satisfactory evidence of such amendments to the Existing Credit Agreement and the Existing Bridge Loan Agreement, in each case as are necessary to the Initial Lenders to facilitate the Transactions and which amendments are in form and substance satisfactory to the Initial Lenders and have become effective in accordance with their respective terms (it being understood that the form of amendment to the Existing Credit Agreement attached hereto as Exhibit J and the form of amendment to the Existing Bridge Loan Agreement attached hereto as Exhibit K are in each case in form and substance satisfactory to the Initial Lenders).

(c)                                  Substantially contemporaneously with the Borrowing made hereunder,

(i)                                     not less than $984,375,000 of an Existing Credit Agreement Repayment shall occur; and

(ii)                                  not less than $590,625,000 of an Existing Bridge Loan Agreement Repayment shall occur.

(d)                                 Except for the Disclosed Matters, there shall not have occurred since December 31, 2008 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  All costs, fees and expenses of the Agents (including, without limitation, reasonable legal fees and expenses of Shearman & Sterling LLP, counsel for the Lead Arrangers (plus the reasonable legal fees and expenses of one local counsel for the Lead Arrangers in each relevant jurisdiction)) for which the Borrower has received an invoice at least one day prior to the Closing Date) and any other compensation contemplated by the Fee Letter and payable to the Agents or the Lenders pursuant to the Loan Documents shall have been paid in full in cash to the extent due and payable.

(f)                                    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

(g)                                 The obligation of each Lender to make an Advance on the occasion of the Borrowing shall be subject to the further conditions precedent that on the date of the Borrowing, the following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of the Borrowing such statements are true):

(i)                                     the representations and warranties contained in each Loan Document, are correct in all material respects, or in all respects to the extent that such representation and warranty is otherwise qualified by materiality or Material Adverse Effect on and as of such date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Borrowing, in which case as of such specific date; and

(ii)                                  no Default has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom.

Section 3.02                                Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and if a Borrowing occurs on the Closing Date, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Borrowing.

Section 3.03                                Direction.  The Borrower hereby directs the Administrative Agent to, on the Closing Date, transfer the proceeds from the Advances to the “Administrative Agent” under each of the Existing Credit Agreement and the Existing Bridge Loan Agreement for immediate application to an Existing Bridge Loan Repayment and an Existing Credit Agreement Repayment, such repayments to be applied to the “Loans” under each of the Existing Credit Agreement and the Existing Bridge Loan Agreement in accordance with the terms of the Existing Credit Agreement and Existing Bridge Loan Agreement (in each case, for the avoidance of doubt, as amended as of the Closing Date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01                                Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants as follows:

(a)                                  Each Loan Party and each Material Subsidiary (i) is a corporation, partnership, limited liability company or other organization duly organized, validly existing and in good standing (or to the extent that such concept is applicable to a Foreign Subsidiary, the functional equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified as a foreign corporation (or other entity) and in good standing (or the functional equivalent thereof, if applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed and in good standing (or the functional equivalent thereof, if applicable), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 As of the Closing Date, the Guarantors include all of the Material Subsidiaries (other than Excluded Subsidiaries) of the Borrower.

(c)                                  The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award (other than any violation which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect), (iii)  result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party, any of its Subsidiaries, or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument, the violation or breach of which could be reasonably expected to result in a Material Adverse Effect.

(d)                                 Except for filing or recordings of Collateral Documents, filings or recordings already made or to be made pursuant to any federal law, rule or regulation or filings or recordings to be made in any jurisdiction outside of the United States or filings or recordings the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the Transactions or any other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(e)                                  This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject in each case to Debtor Relief Laws.

(f)                                    The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2008, and the related Consolidated statements of operations and cash flows for the Fiscal Year then ended, which have in each case been furnished to each Lender, present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period all in accordance with GAAP consistently applied.

(g)                                 Except for the Disclosed Matters, since December 31, 2008, there has not occurred a Material Adverse Change.

(h)                                 The most recent annual audited and quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries filed by the Borrower with the SEC prior to the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity (in the case of annual financial statements only) and cash flows for the fiscal quarter or fiscal year ended on that date, as the case may be (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of such quarterly financial statements, to the absence of footnote disclosures and to customary year-end audit adjustments.

(i)                                     No written information contained in any schedules or exhibits to any Loan Document or reports expressly required to be furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender by the terms of any Loan Document (other than to the extent that any such information constitutes projections or forward-looking statements) taken as a whole and in light of the circumstances in which made, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading.

(j)                                     Except as set forth on Schedule 4.01(j), there is no action, suit, or proceeding against, or to the best knowledge of the Loan Parties, affecting, any Loan Party or any Material Subsidiary pending or, to the best knowledge of the Loan Parties, threatened before any court, governmental agency or arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.

(k)                                  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)                                     No ERISA Event has occurred or is reasonably expected to occur with respect to any ERISA Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(m)                               The present value of all accumulated benefit obligations under each ERISA Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such ERISA Plan by an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded ERISA Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded ERISA Plans by an amount which could reasonably be expected to have a Material Adverse Effect.  Neither the Loan Parties, nor any Material Subsidiary, nor any ERISA Affiliates has incurred within the previous five years or is reasonably expected to incur any Withdrawal Liability in an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n)                                 Except as set forth in Schedule 4.01(n) hereto, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each Material Subsidiary comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably likely to result in a liability, and, to the knowledge of the Loan Parties after reasonable inquiry, no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any Material Subsidiary or any of their properties that could be reasonably likely to impact any Loan Party or any of their properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(o)                                 The Collateral Documents are effective to create a valid and enforceable security interest in the Collateral securing the payment of the Secured Obligations and will create a perfected security interest or Lien in the Collateral having the priority set forth therein upon (i) the filing or recordation with the appropriate governmental authority of UCC financing statements in appropriate form describing the Collateral with respect to which a security interest may be perfected only by filing or recordation and (ii) upon the taking of possession or control by the Administrative Agent or the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, except that the execution and delivery of local law governed pledge or analogous documentation with respect to Equity Interests in Subsidiaries of the Borrower organized in jurisdictions outside the United States, and the filing, notarization, registration or other publication thereof, and the taking of other actions, if any, required under local law of the relevant jurisdictions of organization for the effective grant and perfection of a Lien on such Equity Interests under laws of such jurisdictions of organization outside the United States, may be required in order to fully grant, perfect and protect such security interest under such local laws.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(p)                                 Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other Transactions, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

(q)                                 Each Loan Party and each of its Subsidiaries has filed or caused to be filed all returns and reports (federal, state, local and foreign) which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, together with applicable interest and penalties, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(r)                                    Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary, in the aggregate, for the conduct of its business as currently conducted, and the use thereof by the Borrower and the Guarantors does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(s)                                  No Loan Party has any contingent liability in connection with any release of any Hazardous Materials into the environment that could reasonably be expected to result in a Material Adverse Effect.

(t)                                    None of the Loan Parties or their Subsidiaries are in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, except for any such violation or default that could not reasonably be expected to result in a Material Adverse Effect.

(u)                                 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Loan Documents or the Transactions or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Borrower, other than fees payable to the Lead Arrangers, the Agents, the Lenders and the Borrower’s advisors in connection with the Transactions.

(v)                                 To the extent applicable, each Loan Party is in compliance, in all material respects, with the Patriot Act.

(w)                               Set forth in Schedule 4.01(w) is a complete and accurate list of all Mortgage Loan Assets of the Loan Parties in the form of Exhibit L hereto describing the information with respect to each Mortgage Loan Asset described in Exhibit L hereto.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01                                Affirmative Covenants.  So long as any Advance or any other Obligation (other than contingent indemnification obligations not then accrued and payable) of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will:

(a)                                  Corporate Existence.  Preserve and maintain, and cause each Material Subsidiary to preserve and maintain (i) its legal existence and good standing under the laws of the jurisdiction of its organization (except (A) in a transaction permitted by Section 5.02(h) or (B) in the case of a good standing, to the extent that the failure to preserve or maintain such good standing could not reasonably be expected to result in a Material Adverse Effect) and (ii) all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business (except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect).

(b)                                 Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, such compliance to include without limitation, ERISA, Environmental Laws and The Racketeer Influenced and Corrupt Organizations Chapter of The Organized Crime Control Act of 1970, except to the extent that failure to do so could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Environmental Matters.  Comply, and cause each Material Subsidiary and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties (including all Collateral) and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties (including all Collateral), in accordance with the requirements of all Environmental Laws, in each case to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)                                 Insurance.  Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

(e)                                  Taxes.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, which, if unpaid, could become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(f)                                    Access to Books and Records.

(i)                                     Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Lenders and their representatives and advisors (which shall coordinate through the Administrative Agent) access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lenders may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower; provided that the Borrower shall have the right to be present at any such visit or inspection.

(ii)                                  Grant the Lenders (which shall coordinate through the Administrative Agent) access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters that are reasonably likely to materially impact the Borrower upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.

(iii)                               At any reasonable time and from time to time during regular business hours, upon reasonable notice by the Administrative Agent or the Collateral Agent, permit such Agent or any Lenders and/or any representatives designated by such Agent or such Lender (it being understood that all such visits by Lenders shall be coordinated through the Administrative Agent) (including any internal and third party consultants, accountants, lawyers and appraisers retained by such Agent or Lender) to visit the properties of the Borrower and the Guarantors to conduct reasonable evaluations, appraisals, environmental assessments (provided that an Event of Default is continuing or the Agent has a reasonable basis to believe that there exist violations of Environmental Laws or that there exist any environmental liabilities, that would, in the aggregate, result in a Material Adverse Effect) and ongoing maintenance and monitoring in connection with the assets and properties of the Borrower or its Subsidiaries (including all Collateral) as such Agent or Lender may reasonably require, and to monitor the Collateral and all related systems, and pay the reasonable fees and expenses in connection therewith (including the reasonable and customary fees and expenses of such Agents and Lenders (including their respective representatives and advisors), as forth in Section 9.04); provided that the Borrower shall have the right to be present at any such visit and, unless a Default has occurred and is continuing, such visits permitted under this clause (iii) shall be coordinated through the Administrative Agent or the Collateral Agent and, except with respect to access by FTI Consulting, Inc. to the Borrower and its Subsidiaries pursuant to that certain engagement letter, dated February 13, 2009, between FTI Consulting, Inc., Citibank and Shearman & Sterling LLP (as supplemented by the memorandum of FTI Consulting, Inc. to Citibank dated May 28, 2009), shall be made no more frequently than twice in any Fiscal Year (in addition to, at the request of the Administrative Agent, an annual audit with respect to the data processing and other systems of the Borrower and its Subsidiaries).

(g)                                 Use of Proceeds.  Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.13.

(h)                                 [Reserved].

(i)                                     Additional Domestic Subsidiaries, Collateral.  If (A) any Loan Party shall form or directly acquire all or substantially all of the outstanding Equity Interests of a Subsidiary that constitutes a Material Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (B) a Person (other than an Excluded Subsidiary) becomes a Material Subsidiary (or a Material Subsidiary ceases to be an Excluded Subsidiary) after the Closing Date, or (C) any Loan Party or any Subsidiary (other than any Excluded Subsidiary) shall acquire any property of a type which constitutes Collateral, which in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense (1) the Borrower will promptly notify the Administrative Agent and the Collateral Agent thereof and (2) within fifteen Business Days of such formation, re-characterization or acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion), such Loan Party shall (x) cause such Subsidiary to become a Loan Party hereunder and under each applicable Loan Document (including the execution and delivery by such Subsidiary of a Guaranty Supplement) and (y) take such actions to create and perfect Liens on such Loan Party’s and Subsidiary’s assets constituting Collateral to secure the Secured Obligations as the Administrative Agent or the Collateral Agent shall reasonably request in accordance with and subject to the Collateral Documents; provided that, no Subsidiary will be required to become or remain a Guarantor or provide or maintain a Lien on any of its assets as security for any of the Obligations (1) if, in the reasonable discretion of the Administrative Agent, the cost of providing a Guarantee Obligation hereunder is excessive in relation to the benefits to be obtained by the Lenders therefrom or (2) to the extent that doing so would, with respect to any CFC or any assets of a CFC, result in any materially adverse tax consequences; and provided further that, no Subsidiary shall be excluded from being a Guarantor to the extent that such Subsidiary provides a Guarantee Obligation in respect of any of the Existing Notes, the Existing Bridge Loans, the Existing Credit Facilities or any Permitted Refinancing Debt.  Without limitation of the foregoing, if any Loan Party or any Subsidiary shall acquire any property of a type which constitutes REO Property, then in each case at the Borrower’s expense the Borrower shall take or cause its Subsidiaries to take such actions to create and perfect Liens on such REO Property to secure the Secured Obligations to the extent set forth in and in accordance with Section 5.01(q).

(j)                                     Further Assurances.

(i)                                     Promptly upon reasonable request by the Administrative Agent or the Collateral Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                                  Promptly upon reasonable request by the Administrative Agent or the Collateral Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, landlords’ and bailees’ waiver and consent agreements, assurances and other instruments as any Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(k)                                  Maintenance of Properties, Etc.  Maintain and preserve all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so could not have a Material Adverse Effect; provided that, this Section 5.01(k) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.

(l)                                     Interest Rate and Currency Protection.  Maintain its interest rate and currency hedging program substantially as described on Schedule 5.01(1).

(m)                               Post-Closing Obligations.  Take each action set forth on Schedule 5.01(m) within the time period set forth on Schedule 5.01(m) for such action; provided that in each case, the Administrative Agent may, in its sole discretion, grant extensions of the time periods set forth in this Section 5.01(m).

(n)                                 Three-Year Business Plan.  Within 60 days following the Closing Date, the Borrower shall deliver to the Administrative Agent a reasonably detailed Consolidated and Consolidating business plan of the Borrower and its Subsidiaries for the Fiscal Years 2009 through 2011, including projected income statements, balance sheets and cash flow statements and segment level projections, substantially in the form of Exhibit M or in such other form reasonably satisfactory to the Lender Committee.

(o)                                 Debt Restructuring Proposal.  Within 90 days following the Closing Date, the Borrower shall deliver a reasonably detailed debt restructuring proposal in respect of the Borrower and its Subsidiaries.

(p)                                 Chief Restructuring Officer.  Within 30 days following the Closing Date, the Borrower shall have appointed a chief restructuring officer acceptable to the Lead Arrangers, having such duties as are usual and customary in connection with such office (it being understood that Moshsin Y. Meghji of Loughlin Meghji & Company shall be acceptable to the Lead Arrangers as a chief restructuring officer).

(q)                                 REO Property.  (i)  On or prior to the Closing Date, the Borrower shall establish REO Holdco.  REO Holdco shall not engage in any business or activity, hold or acquire any assets, incur any Debt, make any Investments or create or suffer to exist any Liens on any of its assets, other than (A) the ownership and maintenance of REO Property of the type described in clause (b) of the definition thereof, (B) maintaining its existence, (C) the performance of obligations under the Loan Documents to which it is a party, (D) the receipt of Restricted Payments permitted under Section 5.02(c) and the use thereof as contemplated therein, (E) the consummation of the Transactions, (F) the issuance and sale of its Equity Interests, (G) the performance of its Guarantee Obligations permitted under Section 5.02(b)(xv) and (H) activities incidental to the businesses or activities described in clauses (A)-(F) above.  REO Holdco shall be a direct wholly-owned Subsidiary of a Loan Party.  The Loan Parties shall grant in favor of the Collateral Agent a first priority fully-perfected pledge of, and security interest in, 100% of the Equity Interests of REO Holdco.  REO Holdco shall grant in favor of the Collateral Agent a first priority, fully perfected pledge of, and security interest in, each of its existing and future direct Subsidiaries (subject to the terms of the Security Agreement).

(ii)                                  On or prior to the Closing Date (or as soon as practicable thereafter, but in any event within five Business Days following the Closing Date), the Borrower shall cause all REO Property of the Borrower and its Subsidiaries existing as of the Closing Date to be directly or indirectly transferred to REO Holdco.  After the Closing Date, upon the acquisition by the Borrower or any of its Subsidiaries of any additional REO Property, the Borrower shall transfer, or cause such Subsidiary to transfer, promptly, but in any event within five Business Days of such acquisition, such REO Property to REO Holdco.

(iii)                               Without limitation of Section 5.01(i), on any date when the fair market value of all REO Property held by the Borrower and its Subsidiaries of the type described in clause (a) of the definition thereof that is not subject to a Mortgage exceeds 10% of the unpaid principal balance of all Mortgage Loan Assets, the Borrower shall (A) promptly notify the Collateral Agent thereof, and (B) at the reasonable request of the Lender Committee, the Subsidiary owning such REO Property shall promptly deliver to the Collateral Agent Real Estate Collateral Deliverables in respect of one or more parcels of real property constituting REO Property such that the fair market value of all REO Property held by the Borrower and its Subsidiaries of the type described in clause (a) of the definition thereof that is not subject to a Mortgage is less than or equal to 10% of the unpaid principal balance of all Mortgage Loan Assets (the “REO Mortgage Condition”); provided that this clause (B) shall not require (i) the pledge of any such REO Property the pledge of which is prohibited by any Contractual Obligation entered into prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Borrower subsequent to the Closing Date, prior to such formation or acquisition) and not in contemplation of this provision or (ii) the pledge of any such REO Property that is not wholly-owned by the Borrower and its Subsidiaries.

(iv)                              Without limitation of Section 5.01(i) or Section 5.01(q)(iii), upon the occurrence and during the continuation of an Event of Default, upon the request of the Required Lenders, the Borrower shall promptly deliver to the Collateral Agent Real Estate Collateral Deliverables in respect of such parcels of real property constituting REO Property as may be requested by the Required Lenders; provided that this Section 5.01(q)(iv) shall not require (i) the pledge of any such REO Property the pledge of which is prohibited by any Contractual Obligation entered into prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Borrower subsequent to the Closing Date, prior to such formation or acquisition) and not in contemplation of this provision or (ii) the pledge of any such REO Property that is not wholly-owned by the Borrower and its Subsidiaries.

Section 5.02                                Negative Covenants.  So long as any Advance or any other Obligation (other than contingent indemnification obligations not then accrued and payable) of any Loan Party under any Loan Document shall remain unpaid, no Loan Party will, at any time:

(a)                                  Liens.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the

Uniform Commercial Code of any jurisdiction, a financing statement that names a Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)                         Liens created under the Loan Documents;

(ii)                      Liens existing on the date hereof and, to the extent securing Debt For Borrowed Money, described on Schedule 5.02(a) hereto, and renewals, refinancings or extensions thereof with respect to any Surviving Debt comprising securitizations or similar financings of the Loan Parties and their Subsidiaries; provided that (A) the principal amount of the related Debt shall not be increased above the principal amount of the Debt being renewed, refinanced or extended (excluding the amount of any premium paid in respect of such refinancing, renewal or extension and the amount of reasonable expenses incurred by the Loan Parties in connection therewith), (B) none of the Loan Parties or their Subsidiaries shall become a new direct or contingent obligor, (C) no additional assets shall be transferred to the applicable special purpose entity and (D) the property covered thereby shall not be changed;

(iii)                  Permitted Liens;

(iv)                  Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(v) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired or financed with the proceeds of such Debt or subject to the applicable Capitalized Lease;

(v)                     any deposit of assets of any Loan Party with any surety company or clerk of any court, or escrow, as collateral in connection with, or in lieu of, any bond on appeal by such Loan Party from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against such Loan Party;

(vi)                  Liens on any assets that are owned by any Specified Excluded Subsidiary;

(vii)               Liens securing Debt relating to Hedge Agreements permitted to be incurred pursuant to Section 5.02(b)(vi) pursuant to agreements existing on the date hereof or similar agreements not for speculative purposes replacing or renewing such agreements, whether or not with the same counterparties; provided that in no event shall initial margin collateral in respect of all such Hedge Agreements (excluding collateral securing back-to-back hedging arrangements with any Specified Subsidiary) exceed $100,000,000 in the aggregate;

(viii)            Liens on Servicing Advance Assets that secure any Servicing Advance Facility permitted under Section 5.02(b)(x); provided that for so long as such Servicing Advance Facility remains outstanding, (A) if such Servicing Advance Facility is a securitization facility, the Collateral Agent (for the benefit of the Lenders) shall have a perfected first-priority pledge and security interest in the Equity Interests in the related special purpose vehicle that holds any of the Servicing Advance Assets and to the extent necessary (as reasonably determined by the Administrative Agent) the Collateral Agent shall have entered into intercreditor arrangements reasonably satisfactory to the Collateral Agent with any collateral agent and/or the lenders under such Servicing Advance Facility and (B) if such Servicing Advance Facility is not a securitization facility, to the extent that such Servicing Advance Assets constitute property of the Loan Parties, the Collateral Agent (for the benefit of the Lenders) shall have a perfected second-priority pledge and security interest in such Servicing Advance Assets (subject only to the Liens in favor of the collateral agent and/or lenders under such Servicing Advance Facility) and the Collateral Agent shall have entered into intercreditor arrangements reasonably satisfactory to the Collateral Agent with any collateral agent and/or the lenders under such Servicing Advance Facility;

(ix)                    Liens securing Debt (other than Debt For Borrowed Money or Debt in respect of Hedge Agreements) on assets with a fair market value at any time not to exceed $200,000,000 to the extent that such Liens are incurred in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice;

(x)                       Liens required by agreements with Government Related Enterprises in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice;

(xi)                    Liens to secure any Permitted Refinancing Debt; provided that no such Lien shall extend to or cover any Servicing Advance Assets; and

(xii)                 other Liens securing Debt outstanding in an aggregate principal amount not to exceed $5,000,000; provided that no such Lien shall extend to or cover any Servicing Advance Assets;

provided that, notwithstanding anything in this Section 5.02(a) to the contrary, no Lien shall extend to or cover any Collateral, except for Liens described in Section 5.02(a)(iii) to the extent that such Liens arise automatically by operation of law.

(b)                                 Debt.  Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except:

(i)                         Debt under this Agreement and the other Loan Documents;

(ii)                      the Surviving Debt and (A) solely with respect to any Surviving Debt other than as described in clause (B) below, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Surviving Debt, in each case upon the maturity of such Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, no assets shall be added as collateral and no additional direct or indirect credit support shall be added therefor, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate for similar type of Debt and (B) solely with respect to the Existing Notes, the Existing Credit Facilities and the Existing Bridge Loans, any Permitted Refinancing Debt in respect thereof.

(iii)                   Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder;

(iv)                  Debt in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(v)                     Debt constituting purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (ii) above) in an aggregate outstanding amount not in excess of $5,000,000;

(vi)                  Debt in respect of Hedge Agreements under the hedging program described on Schedule 5.01(l);

(vii)               Debt which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default;

(viii)            Debt incurred by the Borrower or any of its Subsidiaries in any Investment expressly permitted hereunder or any Disposition, in each case limited to indemnification obligations or obligations in respect of purchase price;

(ix)                    Debt consisting of the financing of insurance premiums in each case, in the ordinary course of business;

(x)                       Debt in respect of one or more Servicing Advance Facilities, the aggregate outstanding principal amount of which shall not exceed $900,000,000; provided that (A) the Borrower shall, within one Business Day after the date of receipt of (1) any amount of the first $100,000,000 of the Net Cash Proceeds from the Specified Servicing Advance Facility by such Loan Party or any of its Subsidiaries, apply 62.5% of such Net Cash Proceeds to an Existing Credit Agreement Repayment and 37.5% of such Net Cash Proceeds to an Existing Bridge Loan Agreement Repayment and (2) any amount of the first $200,000,000 of the Net Cash Proceeds from any Servicing Advance Facility (other than the Specified Servicing Advance Facility) by such Loan Party or any of its Subsidiaries, apply 50% of such Net Cash Proceeds to an Existing Credit Agreement Repayment and an Existing Bridge Loan Repayment, with 62.5% of such Net Cash Proceeds to be applied to such Existing Credit Agreement Repayment and 37.5% of such Net Cash Proceeds to be applied to such Existing Bridge Loan Agreement Repayment; provided that, in no event shall the aggregate Net Cash Proceeds applied to Existing Credit Agreement Repayments and Existing Bridge Loan Agreement Repayments pursuant to this clause (A) be required to exceed $100,000,000 and (B) the Lenders shall be offered the right to provide the first $500,000,000 of commitments in respect of any such Servicing Advance Facility;

(xi)                    Debt secured by Liens permitted by Section 5.02(a)(vi);

(xii)                 Debt incurred by any Specified Excluded Subsidiary and Debt of the Borrower arising under any capital maintenance or support agreement relating to any Specified Subsidiary;

(xiii)              to the extent constituting Debt, any undertaking of the Borrower and its Subsidiaries to maintain capital requirements in accordance with any applicable law or regulation, the requirements of any Government Related Enterprise or any order of, or agreement entered into with, any governmental or regulatory authority;

(xiv)             the carrying value of Debt (other than Debt For Borrowed Money or Debt in respect of Hedge Agreements or Debt not otherwise permitted hereunder) outstanding in an aggregate principal amount not to exceed $200,000,000 to the extent that such Debt is incurred in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice (with the “carrying value” being determined in a manner consistent with the carrying value of Debt as reflected on the Borrower’s financial statements delivered pursuant to Section 5.03(b) and (c));

(xv)                Guarantee Obligations of any Guarantor in respect of Surviving Debt (including Debt under the Existing Credit Facilities, the Existing Bridge Loan and the Existing Notes) to the extent that such Guarantee Obligations are required pursuant to the terms of agreements in respect of such Surviving Debt existing on the date hereof; and

(xvi)             Debt not otherwise permitted hereunder in an aggregate outstanding principal amount of $5,000,000.

(c)                                  Dividends; Capital Stock.  Declare or pay any dividends, purchase, repurchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, repurchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in such Loan Party, any other Loan Party or any direct or indirect Subsidiaries thereof (collectively, “Restricted Payments”), except that:

(i)                                     to the extent constituting Restricted Payments, a Loan Party may enter into and consummate any transactions permitted under Section 5.02(d), (e) and (h);

(ii)                                  to the extent constituting Restricted Payments, a Loan Party may make repurchases of Equity Interests from employees, former employees, directors or former directors pursuant to mandatory repurchase plans upon the death or disability of such persons, in each case in amounts not to exceed the fair market value of the Equity Interests so repurchased;

(iii)                               to the extent constituting Restricted Payments, a Loan Party may pay customary investment banking fees to national investment banks that are Affiliates of its stockholders, partners or members on an arm’s-length basis in order to consummate any capital markets financing transactions;

(iv)                              to the extent constituting Restricted Payments, a Loan Party may pay dividends to permit the Borrower to pay any taxes that are due and payable by the Borrower and the Loan Party as part of the Consolidated group;

(v)                                 any Loan Party (other than the Borrower) or any of its Subsidiaries may make Restricted Payments to any other Loan Party or any of its Subsidiaries; and

(vi)                              repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

(d)                                 Transactions with Affiliates.  Enter into or permit any of its Subsidiaries to enter into any transaction with any of its Affiliates, other than on terms and conditions at least as favorable to such Loan Party or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following:  (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party (other than any Specified Subsidiary) that is, together with all such transactions between such Loan Party and such Non-Loan Party taken as a whole, at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction between the Borrower or any of its Subsidiaries and any Specified Subsidiary entered into in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice; (iv) any transaction individually or of a type expressly permitted pursuant to the terms of the Loan Documents; (v) reasonable and customary director, officer and employee compensation (including, without limitation, incentive compensation) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; (vi) transactions of the type in existence on the Closing Date and set forth on Schedule II and any renewal or replacement thereof on substantially identical terms; or (vii) transactions entered into in connection with any Servicing Advance Facility.

(e)                                  Investments.  Make or hold, or permit any of its Subsidiaries (excluding Specified Subsidiaries) to make, any Investment in any Person, except:

(i)                         Investments in (A) cash and Cash Equivalents; provided that any Investments in cash made by any such Person shall be made solely in Dollars or in any functional currency of the jurisdiction in which such Person is located or (B) securities issued by Government Related Enterprises and having maturities of not more than 24 months after the date of acquisition;

(ii)                      Investments among the Borrower and its Subsidiaries; provided that any Investment by a Loan Party in a Non-Loan Party shall be in the form of intercompany Debt (except (A) for investments in any Specified Subsidiary, (B) to the extent that an equity investment is necessary to comply with applicable regulatory capital requirements in any applicable jurisdiction pursuant to any agreement, order, law, regulation or other requirement of any regulatory authority, (C) in connection with the contribution of Equity Interests to the REO Holdco or (D) in connection with any Investment for tax planning purposes in the ordinary course of the Borrower’s business);

(iii)                   Investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any of its Subsidiaries or in satisfaction of judgments;

(iv)                  Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices or (B) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business;

(v)       guaranties of leases and trade payables and other similar obligations entered into in the ordinary course of business;

(vi)      Investments required in the reasonable judgment of the Borrower and its Subsidiaries (taking into account, among other things, the impact of any such Investments on the liquidity position of the Borrower and its Subsidiaries) and entered into in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practice, to preserve the value of any existing Investment or avoid or mitigate a loss under any guarantee, loss sharing or indemnification agreement existing on the date hereof; and

(vii)     Investments by the Borrower and its Subsidiaries existing on the date hereof and described in the most recent Form 10-K (as amended) or Form 10-Q of the Borrower filed with the SEC prior to the Closing Date, or if not so described in such Form 10-K or Form 10-Q, as described on Schedule 5.02(e) and additional Investments by the Borrower and its Subsidiaries to the extent that such Investments are required pursuant to agreements existing on the date hereof (including, for the avoidance of doubt, Investments pursuant to existing Servicing Agreements and Investments in REO Property pursuant to existing agreements) and, to the extent that the aggregate amount of unfunded obligations in respect of any such Investments is greater than $2,000,000, such agreements and required Investments are described on Schedule 5.02(e) hereto; provided that, immediately before and immediately after giving effect to any such Investment (other than Servicing Advances under Servicing Agreements), no Event of Default of the type described in paragraphs (a), (c) (to the extent resulting from a breach of Section 5.04) or (f) of Section 6.01 shall have occurred and be continuing.

(f)            Disposition of Assets.  Sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of (including in each case pursuant to any settlement in respect of any assets), all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

(g)           Nature of Business.  Enter into, or permit any of its Subsidiaries to enter into any business of a nature or type other than those conducted at or prior to the Closing Date or that are reasonably related thereto.

(h)           Mergers.  Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business which would result in the disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, except:

(i)        mergers or consolidation constituting permitted Investments under Section 5.02(e) (other than Section 5.02(e)(ii)) or asset dispositions permitted pursuant to Section 5.02(f);

(ii)       mergers, consolidations, liquidations or dissolutions (A) by any Loan Party (other than the Borrower) with or into any other Loan Party, (B) by any Non-Loan Party with or into any Loan Party or (C) by any Non-Loan Party with or into any other Non-Loan Party; provided that, in the case of any such merger or consolidation, the person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, and provided further that in the case of any such merger or consolidation (x) to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower and (y) to which a Loan Party (other than the Borrower) is a party (other than a merger or consolidation made in accordance with subclause (B) above), the Person formed by such merger or consolidation shall be a Loan Party on the same terms; and

(iii)      the dissolution, liquidation or winding up of any Loan Party other than the Borrower, provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to the Borrower or to another Loan Party.

(i)            Accounting Changes.  Make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by GAAP, or (ii) its Fiscal Year.

(j)            Negative Pledge; Payment Restrictions Affecting Subsidiaries.  Except as may be contemplated or expressly permitted hereunder, enter into, or allow any Subsidiary (other than any Specified Subsidiary) to enter into, any agreement prohibiting or conditioning the ability of the Borrower or any such Subsidiary to (i) create any Lien upon any of its property or assets, (ii) make dividends to, or pay any indebtedness owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party other than (A) any such agreement with or in favor of the Administrative Agent, the Collateral Agent or the Lenders; (B) in connection with (1) any agreement evidencing any Liens permitted pursuant to Section 5.02(a)(iv) (so long as such prohibitions or conditions relate solely to the assets that are the subject of such Liens) or (2) any Debt permitted to be incurred under Sections 5.02(b)(v) above (so long as such prohibitions or conditions are limited to the assets securing such Debt; (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any Subsidiary of the Borrower for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) customary anti-assignment provisions contained in any agreement entered into in the ordinary course of business; (G) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; (H) such encumbrances or restrictions required by applicable law or regulation; (I) any agreement in existence on the Closing Date and listed on Schedule III, the terms of which shall have been disclosed in writing to the Administrative Agent prior to the date thereof; or (J) any Servicing Advance Facility Document; provided that, to the extent that any such restrictions contained in any Servicing Advance Facility Document which provides for recourse to any Loan Party are more restrictive than the restrictions set forth in this Article V, (1) the Borrower shall promptly (but in any event, within one Business Day after effectiveness of any such Servicing Advance Facility Document) notify the Administrative Agent of such restrictions, (2) the Required Lenders shall have the right, by way of one or more amendments to this Agreement in form and substance reasonably acceptable to the Administrative Agent, to provide that such restrictions contained in such Servicing Advance Facility Document shall apply under this Agreement and (3) the Loan Parties shall consent to any such amendment to this Agreement.

(k)           Prepayments, Amendments, Etc. of Debt.  (i) Prepay, redeem, purchase, repurchase, exchange, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt For Borrowed Money (other than intercompany Debt owed to the Borrower or any Subsidiary of the Borrower), except (x) the prepayment of the Advances in accordance with the terms of this Agreement, and (y) regularly scheduled or required repayments or redemptions of Surviving Debt, or (ii) amend, modify or change in any manner any term or condition of any Surviving Debt (other than the amendments to the Existing Bridge Loan Agreement and the Existing Credit Agreement referred to in Section 3.01(b)), or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt For Borrowed Money payable to the Borrower; provided that so long as no Default shall have occurred and be continuing, (A) if the Liquidity Condition is satisfied immediately prior to any such prepayment, redemption or purchase, the Borrower may use up to $150,000,000 in the aggregate (the “Notes Cash Basket”) to prepay, redeem or purchase the Existing Notes prior to the scheduled maturity thereof, (B) the Borrower may prepay, redeem or purchase the Existing Notes prior to the scheduled maturity thereof to the extent that such prepayment, redemption or purchase constitutes a Permitted Notes Refinancing and (C) the Borrower may prepay, redeem or purchase Debt under the Existing Credit Agreement and the Existing Bridge Loan Agreement so long as (w) any such Debt that is redeemed or purchased shall be retired immediately upon the consummation of such redemption or purchase, (x) each of the “Lenders” under and as defined in the Existing Credit Agreement and the Existing Bridge Loan Agreement, as applicable, shall be offered an opportunity to ratably participate (in accordance with the provisions of the Existing Credit Agreement and the Existing Bridge Loan Agreement, as applicable) in such prepayment, redemption or purchase and (y) with respect to any redemption or purchase, on a pro forma basis (after giving effect to such redemption or purchase), (1) the Loan Parties shall have maintained a Liquidity Availability of at least $300,000,000 on an average daily basis for each of the three months ending immediately prior to such redemption or purchase and (2) the Borrower shall be in compliance with the covenants set forth in Section 5.04 before and after giving effect to such redemption or purchase.

(l)            Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures, except (i) to the extent permitted under Section 5.02(e) and (ii) up to $20,000,000 of Capital Expenditures in any calendar year.

(m)          Holding Company Status.  In the case of any domestic Subsidiary that is a CFC, engage in any business or activity or incur liabilities other than (i) the ownership of the Equity Interests of a CFC, (ii) maintaining its corporate existence and (iii) activities incidental to the businesses or activities described in the foregoing clauses (i) and (ii).

(n)           Other Payments.  Without limitation to the other provisions of this Section 5.02, and except as permitted under Sections 5.02(c)(ii) or (iii), make, or permit any of its Subsidiaries to make, any payments to any direct or indirect holders of Equity Interests in the Borrower in respect of such Equity Interests in the Borrower in any form whatsoever, whether through management or similar fees, dividends, distributions, repurchases of Equity Interests or otherwise.

Section 5.03           Reporting Requirements.  So long as any Advance or any other Obligation (other than contingent indemnification obligations not then accrued and payable) of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Lenders (through the Administrative Agent):

(a)           Default Notice.  As soon as possible and in any event within three Business Days after the occurrence of any Default, a statement of a Responsible Officer of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.

(b)           Quarterly Financials.  As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date on which the Borrower has filed such financial statements with the SEC), a Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated and Consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and

Consolidated and Consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and in each case prepared in accordance with GAAP.

(c)           Annual Financials.  As soon as available and in any event no later than 110 days following the end of each Fiscal Year (or such earlier date on which the Borrower has filed such financial statements with the SEC), a copy of the annual audit report for such Fiscal Year, including therein a Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated and Consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case prepared in accordance with GAAP, and in each case accompanied by an opinion acceptable to the Administrative Agent of independent public accountants of recognized national standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall not be subject to any qualification, exception or other statement as to the scope of such audit or any other statement to that effect.

(d)           Monthly Financials and Other Reports.  (i)  As soon as available and in any event within 30 days after the end of each calendar month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and Consolidated statement of income of the Borrower and its Subsidiaries for such month, in each case prepared in accordance with the Borrower’s internal management reporting practices;

(ii)           As soon as available and in any event within 30 days after the end of each calendar month, (A) an asset report which includes an update of the information set forth in Schedule 4.01(w), (B) a Run Rate Operating Expense report, (C) a reconciliation statement of the receipts and disbursements of funds in the Cash Collateral Account, the Interest Cash Collateral Sub-Account, the Reserve Cash Collateral Sub-Account and the Non-Reserve Cash Collateral Sub-Account, in each case for such calendar month, including the amounts used to pay interest, any deposits or utilization of any Reserve Funds and any amounts used to finance unfunded commitments, protective participation purchases, protective advances in respect of REO Property and similar funding obligations, in each case in respect of the Collateral and (D) a schedule (with weekly detail) of the Agreement Value in respect of any Hedge Agreements of the Loan Parties as of the end of such month (showing the Agreement Value by counterparty, the upfront and variation margin with respect to any collateral posted in connection with such Hedge Agreements and such other information as may be reasonably requested by the Administrative Agent), together with a schedule of all Liens incurred by the Loan Parties during such month pursuant to Sections 5.02(a)(vii), (ix) and (x); all such reports and reconciliation statements to be in form reasonably satisfactory to the Administrative Agent and certified by a Responsible Officer of the Borrower; and

(iii)          On the last day of each calendar month, a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining compliance with the covenants contained in Section 5.04(b) for the one-month period ending immediately prior to such date.

(e)           Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 5.03(b), 5.03(c) and 5.03(d)(i), (i) a certificate of the chief financial officer of the Borrower stating that, to the best of the chief financial officer’s knowledge, (A) such financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end audit adjustments), and (B) during such period, each Loan Party has performed all of its covenants and other agreements contained in this Agreement to be performed by it, and that no Default or Event of Default has occurred, except as specified in such certificate and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining compliance with the covenants contained in Section 5.04.

(f)            Annual Budget.  As soon as available, and in any event no later than 30 days after the end of each Fiscal Year of the Borrower, a reasonably detailed Consolidated and Consolidating budget for the following Fiscal Year and each subsequent year thereafter through 2011 (including a projected Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year), the related projected Consolidated and Consolidating statements of cash flow and income for such Fiscal Year expected as of the end of each month during such Fiscal Year (collectively, the “Projections”) in the form delivered to the board of directors of the Borrower, which Projections shall be accompanied by a certificate of the chief financial officer of the Borrower stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Borrower’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Borrower believes to be reasonable as of the date thereof (it being understood that projections are inherently unreliable and that actual performance may differ materially from the Projections).

(g)           Thirteen-Week Forecast.  As soon as available, and in any event no later than 10 Business Days after the end of each calendar month, a statement of projected cash receipts and cash disbursements for the Borrower and its Subsidiaries for each week in the period of thirteen continuous weeks commencing with the immediately following week, in a form reasonably satisfactory to the Administrative Agent, and certified by the chief financial officer of the Borrower (it being understood that such projections are made on the basis of the Borrower’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Borrower believes to be reasonable as of the date thereof (it being understood that projections are inherently unreliable and that actual performance may differ materially from such projections)).

(h)           Liquidity Availability.  (i) As soon as available, and in any event no later than the fifth Business Day of each calendar week, a report of the average daily Liquidity Availability for the immediately preceding calendar week, in a form reasonably satisfactory to the Administrative Agent and certified by the chief restructuring officer of the Borrower and (ii) as soon as available, and in any event no later than the third Business Day prior to any prepayment, redemption or purchase of the Existing Notes pursuant to clause (A) of the proviso to Section 5.02(k) or any redemption or purchase of Debt under the Existing Credit Agreement or the Existing Bridge Loan Agreement pursuant to clause (C) of such proviso, a report of the average daily Liquidity Availability for each of the three months prior to such prepayment, redemption, purchase or buyback.

(i)            ERISA Events and ERISA Reports.  Promptly and in any event within 3 Business Days after any Loan Party or any ERISA Affiliate knows that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(j)            Plan Terminations.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.

(k)           ERISA Plan Annual Reports.  Promptly and in any event within 60 days after the filing thereof with the United States Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan.

(l)            Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.

(m)          Litigation.  Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(n)           Material Events.  Promptly after the occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth the details of such event or development.

(o)           Securities Reports.  Within 30 days after the same become public, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous governmental authority; provided, that such financial statements and reports shall be deemed delivered to each Lender upon filing with the SEC.

(p)           Agreement Notices.  Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement directly related to any breach or default by any party thereto or any other event that could have an adverse effect with respect to the Lenders’ interests or rights in respect of the Collateral or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(q)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries (including in respect of the Collateral) as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01 or this Section 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date of receipt by the Administrative Agent irrespective of when such document or materials are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Agents have unrestricted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent to request and receive from the Loan Parties physical delivery of any specific information provided for in Section 5.01 or this Section 5.03.  Other than with respect to the bad faith, gross negligence or willful misconduct on the part of the Lead Arrangers, Agents or Lenders, none of the Lead Arrangers, Agents or the Lenders shall have any liability to any Loan Party, each other or any of their respective Affiliates associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

Section 5.04           Financial Covenants.  (a)  Run Rate Operating Expense.  The Borrower shall not permit the Run Rate Operating Expense for any Test Period set forth below to be greater than the amount set forth opposite such period below:

Test Period Ending	Run Rate Operating Expense
June 30, 2009	$121,000,000
September 30, 2009	$238,000,000
December 31, 2009	$347,000,000
March 31, 2010	$446,000,000
June 30, 2010	$416,000,000
September 30, 2010	$391,000,000
December 31, 2010	$373,000,000

(b)           Minimum Liquidity.  The Borrower shall not permit Liquidity Availability on an average daily basis for any calendar week to be less than $300,000,000.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01           Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable (including, for the avoidance of doubt, pursuant to Sections 2.05(b) and (c)) or (ii) any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b)           any representation or warranty made by any Loan Party (or any of its officers) in any Loan Document or in any written certification required to be furnished by the terms of any Loan Document shall prove to have been incorrect in any material respect, or in any respect to the extent that such representation and warranty is otherwise qualified by materiality or Material Adverse Effect, when made or deemed made; or

(c)           any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 2.13, 5.01(a), 5.01(g), 5.01(m), 5.01(n), 5.01(o), 5.01(q), 5.02, 5.03(a) or 5.04 or (ii) any term, covenant or agreement (other than those listed in clause (i) above) contained in Article V hereof, if such failure shall remain unremedied for five Business Days; or

(d)           any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer of any Loan Party obtains knowledge of such default or (ii) the Borrower receives notice of such default from any Agent or any Lender; or

(e)           (i) any Loan Party or any of its Subsidiaries (other than any Bankruptcy Remote Special Purpose Entity or any Specified Excluded Subsidiary of the type described in clauses (b) and (c) of the definition thereof) shall default in any payment (x) of principal or interest under the Existing Credit Agreement or the Existing Bridge Loan Agreement, (y) of $50,000,000 or more (in the case of any single payment) or $100,000,000 or more (in the case of all such defaulted payments in the aggregate) of principal of or interest on any Debt or (z) of $50,000,000 or more (in the case of any single payment) or $100,000,000 or more (in the case of all such defaulted payments in the aggregate) on account of any Guarantee Obligation in respect of Debt, and such default, in each case, shall be continuing beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or Guarantee Obligation was created or (ii) any event or condition occurs that results in any Debt of any Loan Party or any of its Subsidiaries (other than any Bankruptcy Remote Special Purpose Entity or any Specified Excluded Subsidiary of the type described in clauses (b) and (c) of the definition thereof) in an aggregate principal amount of $50,000,000 or more (in the case of any single Debt obligation) or $100,000,000 or more (in the case of all such Debt obligations) becoming due prior to its scheduled maturity; or

(f)            (i) a decree or order by a court having jurisdiction under any Debtor Relief Law shall have been entered adjudging any Loan Party or any Material Subsidiary (other than any Bankruptcy Remote Special Purpose Entity but including, in any event for purposes of this Section 6.01(f), any Specified Subsidiary) as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of or by any Loan Party or any Material Subsidiary (other than any Bankruptcy Remote Special Purpose Entity but including, in any event for purposes of this Section 6.01(f), any Specified Subsidiaries) and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court having jurisdiction under any Debtor Relief Law for the appointment of a receiver or liquidator or for the liquidation or dissolution of any Loan Party or any Material Subsidiary (other than any Bankruptcy Remote Special Purpose Entity but including, in any event for purposes of this Section 6.01(f), any Specified Subsidiaries), shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; provided, however, that any Material Subsidiary (other than any Specified Subsidiary) may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Borrower or another Material Subsidiary; or

(ii) any Loan Party or any Material Subsidiary (other than any Bankruptcy Remote Special Purpose Entity but including, in any event for purposes of this Section 6.01(f), any Specified Subsidiaries) shall institute any proceeding under any Debtor Relief Law to be adjudicated as voluntarily bankrupt, or shall consent to the filing of a proceeding against it under any Debtor Relief Law, or shall file a petition or answer or consent seeking reorganization, or shall consent to the filing of any such petition, or shall consent to the appointment under any Debtor Relief Law of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or its property; or

(g)           one or more judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 or more, in the case of any single judgment or order, or $100,000,000 or more in the aggregate, in the case of all such judgments or orders, shall be rendered against any Loan Party or any of its Subsidiaries (other than any Bankruptcy Remote Special Purpose Entity) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) such judgment or order shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)           any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing; or

(i)            any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or

(j)            any ERISA Event shall have occurred with respect to an ERISA Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such ERISA Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) could be reasonably likely to have a Material Adverse Effect; or

(k)           any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $25,000,000 per annum; or

(l)            any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $20,000,000; or

(m)          any challenge by any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or

(n)           a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and under applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the unpaid principal amount of all outstanding Advances and all interest and other amounts as aforesaid shall automatically become due and payable without further act of any Agent or any Lender.  Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.10(b).

ARTICLE VII

THE AGENTS

Section 7.01           Appointment and Authorization of the Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)           The Lenders hereby appoint Citicorp North America, Inc. to act as “collateral agent” or as “administrative agent” solely for the purpose of negotiating, executing, accepting delivery of and otherwise acting pursuant to collateral access agreements, or any other similar agreement.

Section 7.02           Delegation of Duties.

(a)           Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

(b)           Without limitation of the provisions of Section 7.02(a), it is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”).

(c)           In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(d)           Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 7.03           Liability of Agents.

(a)           The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)           No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(c)           Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Agent-Related Persons to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Agent-Related Persons.

Section 7.04           Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent, as applicable.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the relevant Agent or Agents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 7.05           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to any Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, it may (but shall not be obligated to) take such action, or refrain from taking such action with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 7.06           Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 7.07           Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of each of the Agents.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Lender, its directors, shareholders or creditors and whether or not the transactions contemplated hereby are consummated.

Section 7.08           Agents in Their Individual Capacity.

(a)           Each Agent and their respective Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though, each Agent was not an Agent hereunder, and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, each Agent and each of their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that each Agent and their respective Affiliates shall be under no obligation to provide such information to them.  With respect to its Advances, each Agent and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

(b)           Each Lender understands that the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.08(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)           Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Communications) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 7.09           Successor Agent.  Each Agent may resign from acting in such capacity upon 30 days’ notice to the Lenders and the Borrower.  If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 7.10           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.07 and 9.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.07 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 7.11           Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at their option and in their discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any disposition permitted hereunder or under any other Loan Document (including in connection with any Servicing Advance Facility), or (iii) subject to Section 9.01, if approved, authorized or ratified in writing by the Supermajority Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document in connection with any Servicing Advance Facility;

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if all of such Person’s assets are sold or liquidated as permitted under the terms of the Loan Documents and the proceeds thereof are distributed to a Loan Party; and

(d)           to acquire, hold and enforce any and all Liens on Collateral granted by and of the Loan Parties to secure any of the Secured Obligations, together with such other powers and discretion as are reasonably incidental thereto;

provided that, with respect to the foregoing Sections 7.11(a), (b) and (c), the Borrower certifies to the Administrative Agent in writing that the transaction necessitating such release has been consummated in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on such certificate, without further inquiry).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (acting on behalf of all the Lenders) will confirm in writing the Administrative Agent’s authority to release Liens or subordinate the interests of the Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.

In addition, with respect to any Servicing Advance Facility described in Section 5.02(a)(viii), each of the Lenders hereby authorizes and directs CNAI to enter into any intercreditor arrangements on behalf of such Lender, in each case to the extent that such intercreditor arrangements are on the terms and conditions reasonably satisfactory to the Required Lenders, and agrees that CNAI in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of such intercreditor arrangements.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.07) hereby (i) acknowledges that CNAI may be acting under such intercreditor arrangements in multiple capacities as the Administrative Agent (and/or the Collateral Agent) and the administrative agent and/or the collateral agent or other agent under any Servicing Advance Facility and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against CNAI any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Section 7.12           Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “book runner,” “documentation agent,” “arranger,” “lead arranger” or “lender committee” member shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such

Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01           Subsidiary Guaranty.  Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article VIII being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Section 8.02           Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)           the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety other than payment in full in cash of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 8.03           Waivers and Acknowledgments.

(a)           Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other

Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Guarantor’s obligations hereunder.

(d)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

Section 8.04           Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor.

Section 8.05           Additional Guarantors.  Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.

Section 8.06           Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a)           Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)           Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 8.07           Continuing Guarantee; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article VIII or otherwise, in each case as provided in Section 9.07.

Section 8.08           No Reliance.  Each Guarantor has, independently and without reliance upon any Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 8.09           Debtor Relief Laws.  Each Guarantor which is incorporated or formed under the laws of a jurisdiction located within the United States, and by its acceptance of this Guaranty, the Agents and each Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of U.S. bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of such Guarantor hereunder.  To effectuate the foregoing intention, the Agents, the Secured Parties and such Guarantors hereby irrevocably agree that the Guaranteed Obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will not result in the Guaranteed Obligations of such Guarantor under this Guaranty constituting a fraudulent transfer or conveyance.  Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender or other Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to such Lender or Secured Party under or in respect of the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall;

(a)           waive any condition set forth in Section 3.01(a) without the written consent of each Initial Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.04 or Section 6.01) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)           (i) change Section 2.02(a) in a manner that would alter the pro rata nature of Borrowings required thereby without the written consent of each Lender or (ii) change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of the Supermajority Lenders;

(f)            change the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;

(g)           (i) release all or substantially all of the value of the Guarantors from the Guaranty or release all or substantially all of the Collateral, without the written consent of each Lender or (ii) release any of the Liens granted to the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, other than Liens on assets that are sold or otherwise disposed of in transactions permitted pursuant to the Loan Documents, without the written consent of the Supermajority Lenders;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Section 9.01, if at any time on or before the date that is (60) days following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document (provided that the Administrative Agent shall promptly provide the Lenders with notice thereof (including a copy of the instrument effecting such amendment)) if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

The Administrative Agent shall promptly notify the Lenders of any amendment or waiver granted under this Section 9.01.

Section 9.02           Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the Borrower or any Guarantor, at the Borrower’s address at 116 Welsh Road, Horsham, Pennsylvania, 19044, Attention: Chief Financial Officer, fax number 215-328-3620, as well as to the attention of the general counsel of the Borrower at the Borrower’s address, fax number 215-441-7238; if to any Initial Lender, at its Applicable Lending Office, respectively, specified opposite its name on Schedule I hereto; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at 1615 Brett Rd., Bldg 3, New Castle, Delaware, 19720, fax number 212-994-0961, Attention: Ralph Townley; if to the Collateral Agent, at its address at 1615 Brett Rd, Bldg 3, New Castle, Delaware, 19720, fax number 212-994-0961, Attention: Ralph Townley; with, in the case of notices and other communications delivered to the Administrative Agent or the Collateral Agent, a copy to 388 Greenwich Street, New York, New York, 10013, fax number 646-291-3357, Attention: Michael Schadt, Attention: Paul Decarlo); or, as to the Borrower, any Guarantor or the Administrative Agent or the Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, telegraphed or telecopied, be effective three Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.  Delivery by telecopier or in .pdf or similar format by electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on an Informational Website or a substantially similar electronic transmission system (the “Platform”).

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.03           No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04           Costs, Fees and Expenses.

(a)           Each Loan Party agrees (i) to pay or reimburse each Agent for all reasonable costs and expenses incurred by each such Agent (including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, special counsel to the Agents, and any local counsel retained by the Agents or its counsel in each applicable local jurisdiction) in connection with (a) the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), (b) the syndication and funding of the Term Facility, (c) the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (d) the ongoing administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto and costs associated with insurance reviews, collateral audits, field exams, collateral valuations and collateral reviews) and (ii)  to pay or reimburse each Agent and each of the Lenders for all reasonable costs and expenses, incurred by such Agent or such Lenders (including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, special counsel to the Agents, and any local counsel retained by the Agents or its counsel in each applicable local jurisdiction) in connection with (a) the enforcement of the Loan Documents or collection of payments due from any Loan Party and (b) any legal proceeding relating to or arising out of the transactions contemplated by the Loan Documents; provided that the Loan Parties shall not be required to pay or reimburse the legal fees and expenses of more than one special counsel for the Agents (in addition to up to one local counsel in each applicable local jurisdiction) pursuant to the foregoing clause (i) unless, in the reasonable opinion of the Administrative Agent, representation of all such Agents would be inappropriate due to the existence of an actual or potential conflict of interest.  All amounts due under this Section 9.04(a) shall be payable within three Business Days after demand therefor accompanied by an appropriate invoice.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(b)           Whether or not the transactions contemplated hereby are consummated, each Loan Party shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, members, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, and whether direct, indirect, special or consequential, that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Liability related in any way to the Borrower or any other Loan Party in respect of Environmental Laws, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.  In no event, however, shall any Indemnitee be liable to the Borrower or any of its Subsidiaries on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  No Indemnitee shall be liable to the Borrower or any of its Subsidiaries for any damages arising from the use by others of any information or other materials obtained through an Informational Website or other similar information transmission systems in connection with this Agreement.  All amounts due under this Section 9.04(b) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 9.05           Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final; but in each case excluding any restricted funds held for the benefit of Persons other than such Loan Party) at any time held and other indebtedness at any time owing by such Agent, Lender or such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the Obligations of the Borrower and the

Guarantors now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether such Agent or Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured.  Each Agent and each Lender agrees promptly to notify the Borrower and/or Guarantor, as applicable, after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.  The rights of each Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, Lender and their respective Affiliates may have.

Section 9.06           Binding Effect.  Subject to Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors and each Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Guarantor, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

Section 9.07           Successors and Assigns.

(a)           Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying percentage of all rights and obligations under and in respect of the Term Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Advances being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 for which an Advance is being assigned, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500 (which shall not be payable by the Borrower).  The parties hereto acknowledge and agree that, at the election of the Administrative Agent, any such Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic loan assignment confirmation system acceptable to the Administrative Agent (which shall include ClearPar, LLC).

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.11 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof and a copy of such Assignment and Acceptance to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Advances assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained an Advance hereunder, a new Note to the order of such assigning Lender in an amount equal to the Advance retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)            Each Lender may sell participations, without the consent of the Borrower or any Agent, to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release a substantial portion of the value of the Collateral or the value of the Guaranties and (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.11 to the same extent as if they were a Lender but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant agrees to comply with Section 2.11(e) as though it were a Lender.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender in accordance with Section 9.09 hereof.

(h)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System

(i)            Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.09 and 2.11 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This Section 9.07(j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

Section 9.08           Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement and the other Loan Documents, together with the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.09           Confidentiality; Press Releases, Related Matters and Treatment of Information.

(a)           No Agent or Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors, (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or by the National Association of Insurance Commissioners, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same or at least as restrictive as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (vii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

(b)           Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days’ prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Borrower, the Administrative Agent and such Lender before issuing such press release or other public disclosure.  Each party consents to the publication by the Agents or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  The Agents reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.

(c)           Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Agent-Related Persons shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Agent-Related Persons be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Agent-Related Persons (i) shall have, and the Administrative Agent, on behalf of itself and each of its Agent-Related Persons, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Agent-Related Persons arising out of or relating to the Administrative Agent or any of its Agent-Related Persons providing or not providing Restricting Information to any Lender.

(d)           Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Agreement) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information.

(e)           Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf.  Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(f)            Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally.  Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender.  None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(g)           Clauses (c), (d), (e) and (f) of this Section 9.09 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Agent-Related Persons warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Agent-Related Persons warrant or make any other statement to the effect that a Loan Party or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

Section 9.10           Patriot Act Notice.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agents or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

Section 9.11           Jurisdiction, Etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12           Governing Law.

This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Section 9.13           No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Agent and Lender Related Persons”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent and Lender Related Person, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agent and Lender Related Persons, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Agent and Lender Related Person has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent and Lender Related Person has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Agent and Lender Related Person is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Agent and Lender Related Person has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.14           Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAPMARK FINANCIAL GROUP INC., as Borrower

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Term Credit and Guaranty Agreement

COMMERCIAL EQUITY INVESTMENTS, INC., as a Guarantor

By:	/s/ Anne E. Kelly
	Name:	Anne E. Kelly
	Title:	Treasurer

CAPMARK CAPITAL INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

NET LEASE ACQUISITION LLC, as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

CAPMARK FINANCE INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Chief Financial Officer, Executive Vice President

Signature Page to Term Credit and Guaranty Agreement

CAPMARK INVESTMENTS LP, as a Guarantor

By:	/s/ Keith Kooper
	Name:	Keith Kooper
	Title:	President

MORTGAGE INVESTMENTS, LLC, as a Guarantor

By:	/s/ Jay N. Levine
	Name:	Jay N. Levine
	Title:	President

SJM CAP, LLC, as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

CRYSTAL BALL HOLDING OF BERMUDA LIMITED, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

Signature Page to Term Credit and Guaranty Agreement

CAPMARK AFFORDABLE EQUITY HOLDINGS INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Executive Vice President

Signature Page to Term Credit and Guaranty Agreement

CAPMARK REO HOLDING LLC, as a Guarantor

By:	/s/ Paul W. Kopsky, Jr.
	Name:	Paul W. Kopsky Jr.
	Title:	President

Signature Page to Term Credit and Guaranty Agreement

SUMMIT CREST VENTURES LLC, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

Signature Page to Term Credit and Guaranty Agreement

CITICORP NORTH AMERICA, INC., as Administrative Agent

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

CITIBANK, N.A., as Collateral Agent

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

CITICORP NORTH AMERICA, INC., as an Initial Lender

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

Signature Page to Term Credit and Guaranty Agreement

J.P. MORGAN SECURITIES, INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Syndication Agent

By:	/s/ John J. Coffey
	Name:	John J. Coffey
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as an Initial Lender

By:	/s/ John J. Coffey
	Name:	John J. Coffey
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

CITICORP NORTH AMERICA, INC., as an Initial Lender

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

Signature Page to Term Credit and Guaranty Agreement

J.P. Morgan Chase Bank NA, as an Initial Lender

By:	/s/ John J. Coffey
	Name:	John J. Coffey
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

GoldenTree Asset Management Lux Sarl as an Initial Lender

By:	/s/ Karen Weber
	Name:	Karen Weber
	Title:	Director - Bank Debt

Signature Page to Term Credit and Guaranty Agreement

GoldenTree Master Fund, Ltd. By: GoldenTree Asset Management, LP as an Initial Lender

By:	/s/ Karen Weber
	Name:	Karen Weber
	Title:	Director - Bank Debt

Signature Page to Term Credit and Guaranty Agreement

GoldenTree Master Fund II, Ltd. By: GoldenTree Asset Management, LP as an Initial Lender

By:	/s/ Karen Weber
	Name:	Karen Weber
	Title:	Director - Bank Debt

Signature Page to Term Credit and Guaranty Agreement

GoldenTree Credit Opportunities Financing I, Limited By: GoldenTree Asset Management, LP as an Initial Lender

By:	/s/ Karen Weber
	Name:	Karen Weber
	Title:	Director - Bank Debt

Signature Page to Term Credit and Guaranty Agreement

GoldenTree Leverage Loan Financing I, Limited By: GoldenTree Leverage Loan Manager LLC as an Initial Lender

By:	/s/ Karen Weber
	Name:	Karen Weber
	Title:	Director - Bank Debt

Signature Page to Term Credit and Guaranty Agreement

CITIC Ka Wah Bank, Ltd. as an Initial Lender

By:	/s/ Peter Zhao
	Name:	Peter Zhao
	Title:	EVP

Signature Page to Term Credit and Guaranty Agreement

Goldman Sachs Credit Partners L.P., as an Initial Lender

By:	/s/ Caroline Benton
	Name:	Caroline Benton
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Goldman Sachs Lending Partners LLC, as an Initial Lender

By:	/s/ Caroline Benton
	Name:	Caroline Benton
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Goldman Sachs Canada Credit Partners Co., as an Initial Lender

By:	/s/ Caroline Benton
	Name:	Caroline Benton
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Goldman Sachs Mortgage Company, as an Initial Lender

By:	/s/ Mark Buono
	Name:	Mark Buono
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

Hua Nan Commercial Bank, Ltd. New York Agency as an Initial Lender

By:	/s/ Henry Hsieh
	Name:	Henry Hsieh
	Title:	Assistant Vice President

Signature Page to Term Credit and Guaranty Agreement

Silver Oak Capital, LLC, as an Initial Lender

By:	/s/ Thomas M. Fuller
	Name:	Thomas M. Fuller
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Knighthead Master Fund, L.P. By: Knighthead Capital Management, L.L.C. Its Investment Manager, as an Initial Lender

By:	/s/ Thomas Wagner
	Name:	Thomas Wagner
	Title:	Managing Member

Signature Page to Term Credit and Guaranty Agreement

Royal Bank of Canada, as an Initial Lender

By:	/s/ Leslie P. Vowell
	Name:	Leslie P. Vowell
	Title:	Attorney-in-Fact

Signature Page to Term Credit and Guaranty Agreement

Taipei Fubon Commercial Bank, New York Agency, as an Initial Lender

By:	/s/ Michael Tan
	Name:	Michael Tan
	Title:	VP & General Manager

Signature Page to Term Credit and Guaranty Agreement

Longacre Capital Partners (QP), L.P., as an Initial Lender

By:	/s/ Steven Weissman
	Name:	Steven Weissman
	Title:	Manager of General Partner

Signature Page to Term Credit and Guaranty Agreement

Longacre Master Fund, Ltd., as an Initial Lender

By:	/s/ Steven Weissman
	Name:	Steven Weissman
	Title:	Director

Signature Page to Term Credit and Guaranty Agreement

Dune Real Estate Fund LP, as an Initial Lender

By:	Dune Real Estate Partners LLC, Its General Partner

By:	/s/ Joshua P. Eaton
	Name:	Joshua P. Eaton
	Title:	General Counsel

Signature Page to Term Credit and Guaranty Agreement

CCP Credit Acquisition Holdings, LLC, as an Initial Lender

By:	/s/ Jed Hart
	Name:	Jed Hart
	Title:	Sr. Managing Director

Signature Page to Term Credit and Guaranty Agreement

Natixis, as an Initial Lender

By:	/s/ Jacques Beyssade
	Name:	Jacques Beyssade
Title:

Signature Page to Term Credit and Guaranty Agreement

Marathon Special Opportunity Master Fund Ltd., as an Initial Lender

By:	/s/ Jim Leahy
	Name:	Jim Leahy
	Title:	CFO

Signature Page to Term Credit and Guaranty Agreement

Deutsche Bank AG as an Initial Lender

By:	/s/ Emile Van den Bol
	Name:	Emile Van den Bol
	Title:	Managing Director

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

Lehman Brothers Holdings, Inc., as an Initial Lender

By:	/s/ Douglas J. Lambert
	Name:	Douglas J. Lambert
	Title:	SVP

Signature Page to Term Credit and Guaranty Agreement

Lehman Commercial Paper Inc., as an Initial Lender

By:	/s/ Steve Shirreffs
	Name:	Steve Shirreffs
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

SCOTIABANC INC., as an Initial Lender

By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

Merrill Lynch Bank USA, as an Initial Lender

By:	/s/ David Millett
	Name:	David Millett
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

DK Acquisition Partners, L.P., by M.H. Davidson & Co., its General Partner, as an Initial Lender

By:	/s/ Conor Bastable
	Name:	Conor Bastable
	Title:	General Partner

Signature Page to Term Credit and Guaranty Agreement

Sumitomo Mitsui Banking Corporation, as an Initial Lender

By:	/s/ Yoshihiro Hyakutome
	Name:	Yoshihiro Hyakutome
	Title:	General Manager

Signature Page to Term Credit and Guaranty Agreement

Wachovia Bank, N.A., as an Initial Lender

By:	/s/ Vanessa N. Rodriguez
	Name:	Vanessa N. Rodriguez
	Title:	Assistant Vice President

Signature Page to Term Credit and Guaranty Agreement

The Royal Bank of Scotland, as an Initial Lender

By:	/s/ Timothy J. McNaught
	Name:	Timothy J. McNaught
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

Morgan Stanley Senior Funding Inc., as an Initial Lender

By:	/s/ Thomas Doster
	Name:	Thomas Doster
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

Shinsei Bank Limited, as an Initial Lender

By:	/s/ Shinichirou Seto
	Name:	Shinichirou Seto
	Title:	General Manager
Corporate Banking Business Division VI

Signature Page to Term Credit and Guaranty Agreement

Credit Suisse Loan Funding LLC, as an Initial Lender

By:	/s/ Robert Healey
	Name:	Robert Healey
	Title:	Director

By:	/s/ Francesca Sena
	Name:	Francesca Sena
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

WestLB AG New York Branch, as an Initial Lender

By:	/s/ Tod Angus
	Name:	Tod Angus
	Title:	Executive Director

By:	/s/ Michael Sassos
	Name:	Michael Sassos
	Title:	Director

Signature Page to Term Credit and Guaranty Agreement

Bank of America N.A., as an Initial Lender

By:	/s/ Scott R. Swenson
	Name:	Scott R. Swenson
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

National Bank of Egypt (UK) Ltd, as an Initial Lender

By:	/s/ Margaret Bull
	Name:	Margaret Bull
	Title:	Senior Credit Manager

By:	/s/ Peter Nerurker
	Name:	Peter Nerurker
	Title:	Supervisor Loans Administration

Signature Page to Term Credit and Guaranty Agreement

Societe Generale, as an Initial Lender

By:	/s/ Nigel Elvey
	Name:	Nigel Elvey
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

The Bank of Nova Scotia, as an Initial Lender

By:	/s/ Ajit Goswani
	Name:	Ajit Goswani
	Title:	Director

Signature Page to Term Credit and Guaranty Agreement

BAUPOST GROUP SECURITIES LLC, as an Initial Lender

By:	/s/ Brian Spector
	Name:	Brian Spector
	Title:	Managing Director

Signature Page to Term Credit and Guaranty Agreement

KING STREET ACQUISITION COMPANY, L.L.C., as an Initial Lender

By:	King Street Capital Management, L.P. Its Manager

By:	King Street Capital Management GP, L.L.C. Its General Partner

By:	/s/ Jay Ryan
	Name:	Jay Ryan
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Fifth Third Bank, as an Initial Lender

By:	/s/ Randolph J. Stiener
	Name:	Randolph J. Steiner
	Title:	Vice President

Signature Page to Term Credit and Guaranty Agreement

SPCP Group, LLC, as an Initial Lender

By:	/s/ Zachary Zeitlin
	Name:	Zachary Zeitlin
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as an Initial Lender

By:	/s/ Timothy Tracey
	Name:	Timothy Tracey
	Title:	General Manager

Signature Page to Term Credit and Guaranty Agreement

Mega International Commercial Bank, Silicon Valley Branch as an Initial Lender

By:	/s/ Kuang Hua Wei
	Name:	Kuang Hua Wei
	Title:	SVP & General Manager

Signature Page to Term Credit and Guaranty Agreement

The Toronto-Dominion Bank, as an Initial Lender

By:	/s/ Jackie Barrett
	Name:	Jackie Barrett
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Toronto Dominion (Texas) LLC as an Initial Lender

By:	/s/ Jackie Barrett
	Name:	Jackie Barrett
	Title:	Authorized Signatory

Signature Page to Term Credit and Guaranty Agreement

Contrarian Funds, LLC as an Initial Lender

By:	/s/ Jim R. Bauer
	Name:	Jim R. Bauer
	Title:	Managing Member of Manager

Signature Page to Term Credit and Guaranty Agreement